Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Settlement Agreement”) is entered into as of October 24, 2013 (the “Execution Date”), by and among (i) Patriot Coal Corporation (“Patriot Corp.”), a Delaware corporation, and its Affiliates (collectively, “Patriot”), including those that are debtors and debtors-in-possession (collectively with Patriot Corp., the “Debtors”) in the jointly administered chapter 11 cases captioned In re Patriot Coal Corporation, et al., Case No. 12-51502-659 (Bankr. E.D. Mo.) (the “Chapter 11 Cases”) pending in the United States Bankruptcy Court for the Eastern District of Missouri (the “Bankruptcy Court”); (ii) Peabody Energy Corporation (“PEC”), a Delaware corporation, and its Affiliates (collectively, “Peabody”); (iii) the United Mine Workers of America (the “UMWA”), on behalf of itself; (iv) the UMWA Employees (as defined below), by and through the UMWA as their authorized representative; and (v) the UMWA Retirees (as defined below), by and through the UMWA as their authorized representative to the full extent permitted under section 1114 of title 11 of the United States Code (the “Bankruptcy Code”).  Together, Patriot, the UMWA, the UMWA Employees, the UMWA Retirees, and Peabody are referred to in this Settlement Agreement as the “Parties.”

RECITALS

WHEREAS, on October 31, 2007, PEC completed a series of transactions, pursuant to the terms of the Separation Agreement, Plan of Reorganization and Distribution by and between PEC and Patriot Corp., dated as of October 22, 2007 (the “Separation Agreement”), whereby certain assets owned by PEC were transferred to Patriot Corp., and whereby the stock of Patriot Corp. was distributed to the shareholders of PEC (the “Spin-Off”); and

WHEREAS, in connection with the Spin-Off, Patriot Corp., PEC and certain of their respective Affiliates entered into a variety of Ancillary Agreements (as defined below) that, among other things, set forth the terms and conditions of the Spin-Off, allocated various liabilities between Peabody and the Spin-Off Entities (as defined below), and provided a framework for the relationship between Peabody and the Spin-Off Entities after the Spin-Off (collectively, and together with the Separation Agreement, the “Spin-Off Agreements”); and

WHEREAS, the Debtors filed for protection under chapter 11 of the Bankruptcy Code on July 9, 2012 (the “Petition Date”), in the United States Bankruptcy Court for the Southern District of New York; and

WHEREAS, the Debtors’ Chapter 11 Cases are being jointly administered; and

WHEREAS, in November 2012, the Debtors began formal negotiations with the UMWA with the goal of securing consensual modifications to the Debtors’ then-existing collective bargaining agreements and to the retiree healthcare obligations of certain Debtors; and

WHEREAS, on March 14, 2013, the Debtors filed a motion for relief under sections 1113 and 1114 of the Bankruptcy Code (the “1113/1114 Motion”); and

WHEREAS, the Bankruptcy Court presided over comprehensive litigation of the 1113/1114 Motion, including a week-long trial involving more than a dozen fact and expert witnesses; and

WHEREAS, on May 29, 2013, the Bankruptcy Court granted the 1113/1114 Motion, thereby authorizing the Debtors to implement proposed changes to their collective bargaining agreements and to retiree benefits; and

WHEREAS, the UMWA has appealed the Bankruptcy Court’s decision on the 1113/1114 Motion; and

WHEREAS, the Debtors and the UMWA continued to negotiate following the Bankruptcy Court’s ruling on the 1113/1114 Motion; and

WHEREAS, on August 9, 2013, the Debtors and the UMWA reached a settlement which consensually resolved the UMWA’s appeal of the Bankruptcy Court’s ruling on the 1113/1114 Motion (the “UMWA Settlement”) and resulted in a new collective bargaining agreement (the “New CBA”); and

WHEREAS, on August 16, 2013, the members of the UMWA ratified the UMWA Settlement, and on August 22, 2013, the Bankruptcy Court entered an order approving the UMWA Settlement; and

WHEREAS, in connection with the UMWA Settlement, the Debtors entered into a VEBA Funding Agreement (the “VFA”) under which the Patriot Retirees Voluntary Employee Benefit Association (the “VEBA”) would receive an equity stake in the reorganized Debtors and certain other consideration; and

WHEREAS, the VFA provided the UMWA with the right to terminate the VFA and the New CBA unless the Debtors could secure an arrangement under which fixed dollars would be contributed to the VEBA; and

WHEREAS, in connection with the UMWA Settlement, the Debtors and the UMWA entered into a Memorandum of Understanding, dated August 26, 2013 (the “Memorandum of Understanding”), which provides for, inter alia, the establishment of a litigation trust to pursue claims or causes of action for or on behalf of the Debtors against Peabody or Arch Coal, Inc. (the “Litigation Trust”), and for the Debtors to contribute $2,000,000 to fund such Litigation Trust; and

WHEREAS, on October 23, 2012, the UMWA and certain UMWA-represented retirees instituted the action captioned Lowe et al. v. Peabody Holding Company, LLC et al., No. 2:12-cv-06925 (the “Lowe Action”) in the United States District Court for the Southern District of West Virginia (the “West Virginia Court”); and

WHEREAS, on September 27, 2013, the West Virginia Court dismissed the Lowe Action with prejudice; and

WHEREAS, on September 27, 2013, the UMWA filed a Notice of Appeal with the United States Court of Appeals for the Fourth Circuit with respect to the West Virginia Court’s order dismissing the Lowe Action (the “Lowe Appeal”); and

WHEREAS, the Debtors and the Official Committee of Unsecured Creditors of Patriot Coal Corporation (the “Creditors’ Committee”) have been investigating potential causes of action arising out of or relating to the Spin-Off; and

WHEREAS, the Debtors and the Creditors’ Committee obtained leave to take discovery of Peabody pursuant to Rule 2004 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”); and

WHEREAS, on June 10, 2013, the Debtors and the Creditors’ Committee served on Peabody a subpoena containing 37 individual requests pertaining to potential causes of action against Peabody (the “Peabody Rule 2004 Subpoena”), and over the following weeks, negotiated 43 paragraphs of electronic search terms to be used to cull Peabody’s over one million electronic files pulled from a three-and-a-half-year period, which search terms were finally agreed to in July 2013; and

WHEREAS, on May 22, 2013, the Debtors and the Creditor’s Committee obtained leave to take discovery of Duff & Phelps Corp. (“Duff & Phelps”) and Morgan Stanley & Co. LLC (“Morgan Stanley”) pursuant to Bankruptcy Rule 2004, whereafter the Debtors and the Creditors’ Committee served subpoenas upon each of Duff & Phelps and Morgan Stanley (the “Professionals Rule 2004 Subpoenas”); and

WHEREAS, the Bankruptcy Court entered three protective orders in connection with the Peabody Rule 2004 Subpoena and the Professionals Rule 2004 Subpoenas:  the (i) Stipulated Confidentiality Protective Order (Docket No. 4240); (ii) Stipulated Confidentiality Protective Order (Docket No. 4239); and (iii) Stipulated Confidentiality Protective Order (Docket No. 4115) (collectively, the “Protective Orders”); and

WHEREAS, Peabody and its professionals have produced tens of thousands of pages of documents to the Debtors and the Creditors’ Committee in connection with the investigation of the Spin-Off; and

WHEREAS, the Debtors and the Creditors’ Committee have been engaged in analysis of Patriot’s own documents, and have conducted interviews with current Patriot employees, as part of the investigation of the Spin-Off; and

WHEREAS, on March 14, 2013, Patriot Corp. and Heritage Coal Company, LLC (f/k/a Peabody Coal Company, LLC f/k/a Peabody Coal Company) (“Heritage”) commenced an adversary proceeding against PEC and Peabody Holding Company, LLC (“PHC”) in the Bankruptcy Court, seeking a declaration that PHC’s healthcare obligations with respect to certain retirees of Heritage pursuant to the NBCWA Individual Employer Plan Liabilities Assumption Agreement, by and between PHC, Patriot Corp., Heritage and PEC (the “NBCWA Liabilities Assumption Agreement”), dated October 22, 2007, would not be affected by any relief the Debtors obtained pursuant to section 1114 of the Bankruptcy Code; and

WHEREAS, on May 29, 2013, the Bankruptcy Court denied Patriot Corp.’s and Heritage’s motion for summary judgment on the declaratory judgment claim and sua sponte granted summary judgment on the declaratory judgment claim in favor of PEC and PHC (the “Declaratory Judgment Order”); and

WHEREAS, on June 5, 2013, Patriot Corp. and Heritage appealed the Declaratory Judgment Order to the United States Bankruptcy Appellate Panel for the Eighth Circuit (the “Panel”); and

WHEREAS, on August 21, 2013, the Panel reversed the Declaratory Judgment Order; and

WHEREAS, on September 13, 2013, PEC and PHC appealed the Panel’s judgment and opinion to the United States Court of Appeals for the Eighth Circuit; and

WHEREAS, on September 13, 2013, PEC and PHC also filed counterclaims against Patriot Corp., Heritage, and the UMWA in the Bankruptcy Court, seeking declarations as to the effect, if any, of the Debtors’ new agreements with the UMWA on PHC’s obligations pursuant to the NBCWA Liabilities Assumption Agreement; and

WHEREAS, Peabody denies (i) any wrongdoing or liability with respect to all claims, events and transactions that the Debtors, the UMWA, the UMWA Employees and the UMWA Retirees have threatened and/or asserted; (ii) that it has any liability in connection with the Spin-Off; (iii) that there is any merit to the arguments the Debtors have made in the disputes regarding the respective obligations of the parties under various Spin-Off Agreements, including the Attachment A Dispute (as defined below); (iv) that it has any obligation to fund Retiree Benefits (as defined below) for UMWA Retirees beyond Peabody’s explicit contractual obligations under certain Spin-Off Agreements; (v) that there is any merit to the claims asserted against Peabody in the Lowe Action; and (vi) that it has committed any violation of law, acted in bad faith or acted improperly in any way; and

WHEREAS, the Parties have engaged in extensive, arms’-length negotiations in an attempt to reach a global resolution of the matters settled in this Settlement Agreement; and

WHEREAS, on October 4, 2013, the Parties entered into a term sheet (the “Term Sheet”), that set forth the principal terms of a settlement that resolves all disputes between the Parties; and

WHEREAS, upon execution of the Term Sheet by the Parties, (i) the Rule 2004 Discovery (as defined below) was suspended, (ii) the Parties sought to suspend the Benefits Litigation (as defined below) and the Lowe Appeal, (iii) the statutes of limitation applicable to the Parties’ various alleged claims against one another were tolled and (iv) the Parties became bound by various non-disparagement provisions; and

WHEREAS, the Debtors have concluded that the settlement embodied in this Settlement Agreement is in the best interests of the Debtors and their estates and their creditors, as it provides for fair, reasonable, and adequate consideration in exchange for the releases and consideration the Debtors and their estates will provide; and

WHEREAS, the Parties acknowledge that the consideration being provided by Peabody pursuant to this Settlement Agreement and resolution of the matters settled herein is an essential and integral aspect of the Debtors’ strategy for emergence from bankruptcy protection and is expressly not being provided as any concession as to the validity of any claims or Causes of Action (as defined below) against the Peabody Released Parties (as defined below), whether or not being released pursuant to this Settlement Agreement; and

WHEREAS, all Parties are willing to enter into this Settlement Agreement to resolve finally the matters settled herein, among other reasons, to avoid the attendant expense, risk, difficulties, delays, and uncertainties of litigation and so that (i) the Debtors are able to confirm a plan of reorganization and emerge successfully from chapter 11 and (ii) the VEBA will receive funding to provide Retiree Benefits to UMWA Retirees in connection with the resolution of the 1113/1114 Motion; and

WHEREAS, the Debtors have filed (i) a motion to approve this Settlement Agreement pursuant to sections 105, 363, 1113, and 1114 of the Bankruptcy Code and Rule 9019 of the Bankruptcy Rules (the “Settlement Motion”) and (ii) a motion for approval to amend the Memorandum of Understanding and the VFA to eliminate the Litigation Trust and modify the VEBA funding provisions (the “Modification Motion”):

NOW, THEREFORE, for and in sufficient consideration of the promises and the mutual covenants contained herein, and subject to Bankruptcy Court approval, the Parties hereby agree as follows:

Agreement

1.	Definitions. As used in this Settlement Agreement, the following terms have the respective meanings indicated in this Section 1.

1.1.	“1974 Pension Plan” means the multi-employer United Mine Workers of America 1974 Pension Plan and Trust.

1.2.	“1992 Benefit Plan” means the United Mine Workers of America 1992 Benefit Plan established pursuant to section 9712 of the Coal Act (26 U.S.C. § 9712).

1.3.	“1993 Benefit Plan” means the United Mine Workers of America 1993 Benefit Plan established pursuant to the National Bituminous Coal Wage Agreement of 1993.

1.4.	“2008 Settlement and Release Agreement” means the Settlement and Release Agreement, dated September 2, 2008, by and between PEC and Patriot Corp.

1.5.	“Acknowledgement and Assent” means that certain Acknowledgement and Assent Agreement entered into by the UMWA, PHC, and, for limited purposes, Heritage on August 14, 2007.

1.6.	“Administrative Services Agreement” means the Administrative Services Agreement, dated October 22, 2007, by and between PHC, Patriot Corp. and PEC,

as amended by that certain Letter Agreement dated October 22, 2007, by and between PHC and Patriot Corp.

1.7.
“Affiliate” means, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.  For the purposes of this definition, “control”, when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise.

1.8.	“Approval Date” means the date on which the Approval Order becomes Final.

1.9.
“Approval Order” means an order of the Bankruptcy Court, in form and substance acceptable to the Parties, that, among other things, approves the Settlement Agreement and enjoins the pursuit of Causes of Action released pursuant to this Settlement Agreement against the Peabody Released Parties, it being understood and agreed that the form of order attached hereto as Exhibit A is acceptable to the Parties.

1.10.	“Ancillary Agreements” has the meaning set forth in Article I of the Separation Agreement.

1.11.
“Attachment A Dispute” means the dispute that has arisen between Peabody and Patriot regarding the number of retirees included within PHC’s obligations pursuant to the NBCWA Liabilities Assumption Agreement, as raised by Patriot in a letter from Joseph Bean of Patriot Corp. to PEC, dated February 22, 2013.

1.12.	“Attachment A Retirees” means the individuals identified on Attachment A of the NBCWA Liabilities Assumption Agreement and their eligible dependents.

1.13.
“Banked Vacation Benefit Policy” means the prior policy that allowed certain employees of the Debtors to use or to receive a payout for unused vacation that such employees deferred and accrued prior to 2001, and which had an account balance of approximately $2.4 million as of the Petition Date.

1.14.	“Bankruptcy Code” has the meaning set forth in the preamble hereof.

1.15.	“Bankruptcy Court” has the meaning set forth in the preamble hereof.

1.16.
“Benefits Litigation” means the adversary proceeding captioned Patriot Coal Corporation v. Peabody Holding Company, LLC, Adv. Pro. No. 13-04067-659 (Bankr. E.D. Mo. 2013), including the counterclaims asserted by PEC and PHC therein against Patriot Corp., Heritage and the UMWA, and any related appeals and proceedings.

1.17.	“Black Lung Credit Support” has the meaning set forth in Section 4.1(b) of this Settlement Agreement.

1.18.	“Business Day” means a day which is not a Saturday, a Sunday, or a “legal holiday” as defined in Rule 9006 of the Federal Rules of Bankruptcy Procedure.

1.19.	“Cash Contribution” has the meaning set forth in Section 2.1 of this Settlement Agreement.

1.20.
“Causes of Action” means, without limitation, any and all actions, proceedings, causes of action, controversies, liabilities, obligations, rights, rights of set-off, recoupment rights, suits, damages, judgments, accounts, defenses, offsets, powers, privileges, licenses, franchises, claims (as defined in section 101(5) of the Bankruptcy Code and including alter-ego claims and claims under chapter 5 of the Bankruptcy Code as well as any claims or rights created pursuant to sections 301 and 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases), counterclaims, cross-claims, affirmative defenses and demands of any kind or character whatsoever, whether known or unknown, asserted or unasserted, reduced to judgment or otherwise, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, assertable directly or derivatively, existing or hereafter arising, in contract or in tort, in law, in equity or otherwise in any court, tribunal, forum or proceeding, under any local, state, federal, foreign, statutory, regulatory or other law or rule, based in whole or in part upon any act or omission or other event occurring prior to July 9, 2012, or during the course of the Chapter 11 Cases, including through the Effective Date, in all cases other than those arising in connection with the enforcement of this Settlement Agreement or as otherwise set forth in this Settlement Agreement, which are not released and are expressly preserved.

1.21.	“Chapter 11 Cases” has the meaning set forth in the preamble hereof.

1.22.	“Claim” has the meaning set forth in Section 9.1.2 of this Settlement Agreement.

1.23.	“Coal Act” means the Coal Industry Retiree Health Benefits Act of 1992, 26 U.S.C. §§ 9701-9722.

1.24.	“Coal Act LC” has the meaning set forth in Section 4.1(a) of this Settlement Agreement.

1.25.	“Coal Act Liabilities Assumption Agreement” means that certain Section 9711 Coal Act Liabilities Assumption Agreement, dated October 22, 2007, by and between PHC, Patriot Corp. and PEC.

1.26.
“Collective Bargaining Agreements” means any contracts subject to Section 301 of the Labor Management Relations Act, 29 U.S.C. § 185, by and between the UMWA and Debtors Apogee Coal Company, LLC; Colony Bay Coal Company; Eastern Associated Coal, LLC; Gateway Eagle Coal Company, LLC; Heritage Coal Company LLC; Highland Mining Company, LLC; Hobet Mining, LLC; Mountain View Coal Company, LLC; Pine Ridge Coal Company, LLC; and Rivers Edge Mining, Inc.

1.27.	“Combined Fund” means the United Mine Workers of America Combined Benefit Fund established pursuant to section 9702 of the Coal Act (26 U.S.C. § 9702).

1.28.	“Confirmed Plan” means a Plan confirmed by the Bankruptcy Court pursuant to section 1129 of the Bankruptcy Code.

1.29.	“Credit Support Fee” has the meaning set forth in Section 4.4 of this Settlement Agreement.

1.30.
“Creditors’ Committee” has the meaning set forth in the recitals to this Settlement Agreement; provided, however, that, where appropriate, reference to the “Creditors’ Committee” shall be deemed to include each member of the Creditors’ Committee, solely in its capacity as such, and each advisor to the Creditors’ Committee, solely in its capacity as such.

1.31.
“Debtors” has the meaning set forth in the preamble hereof; provided that wherever the context so requires, reference to the “Debtors” shall mean (or shall also mean, as the case may be) the reorganized Debtors.

1.32.	“December 28 Letter Agreement” means that letter agreement, dated December 28, 2011, by and between PEC, PHC and Patriot Corp.

1.33.	“DTA Agreement” means the Coal Terminaling Agreement, dated May 3, 2011, by and among Peabody Terminals, LLC, James River Coal Terminal, LLC and Patriot Coal Sales LLC.

1.34.	“Duff & Phelps” has the meaning set forth in the recitals to this Settlement Agreement.

1.35.	“Effective Date” has the meaning set forth in Section 14 of this Settlement Agreement.

1.36.	“Elkland Transloading Agreement” means the Second Amended and Restated Transloading Agreement, dated December 22, 2011, by and among Eastern Associated Coal, LLC and Elkland Holdings, LLC.

1.37.	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.38.	“Execution Date” has the meaning set forth in the preamble hereof.

1.39.	“Federal Black Lung Benefits” means those monthly payments and medical benefits required to be paid under the Black Lung Benefits Act, 30 U.S.C. §§ 901-945.

1.40.	“Final” means, with respect to the Approval Order and the Modification Approval Order, that such orders (i) shall not have been reversed or vacated, or amended or modified without the consent of the Parties, (ii) shall not be subject to a stay and (iii) shall not be subject to any appeal that, factoring in all applicable circumstances, including the probability of success, could, in the event it were to be successful, reasonably be expected to materially and adversely impact Peabody, the enforceability of the Settlement or any of its material terms, or the rights and benefits for which Peabody has bargained under the terms of the Settlement, as determined by Peabody on advice of counsel in its reasonable discretion.

1.41.	“Heritage” has the meaning set forth in the recitals to this Settlement Agreement.

1.42.
“Indemnification Carve-Out Claims” means any liability to the extent specifically arising out of or relating to:  (a) the promissory notes referenced in Schedule 1.1(d) of the Separation Agreement, payable to Donald and Betty Bowles or Bentley Badgett II and Linda Badgett; (b) the Amended and Restated Lease Agreement by and between U.S. Bank, National Association (“U.S. Bank”) and Eastern Associated Coal, LLC, dated July 12, 2006 (the “Equipment Lease”) and the related (i) trust agreement, dated as of July 15, 1986, pursuant to which Banc of America Leasing & Capital, LLC (“BALC”) maintains one hundred percent of the beneficial interest in the trust created thereby, which trust is the owner and lessor of the equipment leased pursuant to the Equipment Lease, (ii) Facility Agreement 1, Facility Agreement 2 and Sub Subleases between U.S. Bank and Eastern Associated Coal, LLC (collectively with the Equipment Lease, the “Lease Agreements”) and (iii) Guarantee of Peabody Energy Corporation, dated as of July 12, 2006, pursuant to which PEC guaranteed to U.S. Bank and BALC the full and prompt payment of liabilities in connection with the Lease Agreements; or (c) Patriot’s termination of the Banked Vacation Benefit Policy; provided that, for the avoidance of doubt, any claims of Peabody for indemnity relating to any claims by or on behalf of the 1974 Pension Plan are not included in the Indemnification Carve-Out Claims.

1.43.	“Litigation Trust” has the meaning set forth in the recitals to this Settlement Agreement.

1.44.	“Lowe Action” has the meaning set forth in the recitals to this Settlement Agreement.

1.45.	“Lowe Appeal” has the meaning set forth in the recitals to this Settlement Agreement.

1.46.	“Memorandum of Understanding” has the meaning set forth in the recitals to this Settlement Agreement.

1.47.	“Modification Approval Order” means an order of the Bankruptcy Court granting the relief requested in the Modification Motion.

1.48.	“Modification Motion” has the meaning set forth in the recitals to this Settlement Agreement.

1.49.	“Morgan Stanley” has the meaning set forth in the recitals to this Settlement Agreement.

1.50.	“NBCWA Liabilities Assumption Agreement” has the meaning set forth in the recitals to this Settlement Agreement.

1.51.	“New Credit Support” has the meaning set forth in Section 4.1(c) of this Settlement Agreement.

1.52.	“Ordinary Course Adjustments” has the meaning set forth in Section 8.1 of this Settlement Agreement.

1.53.	“Parties” has the meaning set forth in the preamble hereof.

1.54.	“Patriot” has the meaning set forth in the preamble hereof.

1.55.	“Patriot Corp.” has the meaning set forth in the preamble hereof.

1.56.	“Patriot Released Parties” means, collectively, Patriot Corp. and its Affiliates, and each of their current and former professionals, employees, advisors, officers, directors, and agents.

1.57.	“Peabody” has the meaning set forth in the preamble hereof.

1.58.
“Peabody Released Parties” means, collectively, PEC and its Affiliates, and each of their current and former professionals, employees, advisors, officers, directors, insurers, and agents.  For the avoidance of doubt, Peabody Released Parties shall not include the Aluminum Company of America or its Affiliates, current and former professionals, employees, advisors, officers, directors, or agents, acting in such capacity.

1.59.	“Peabody Rule 2004 Subpoena” has the meaning set forth in the recitals to this Settlement Agreement.

1.60.	“PEC” has the meaning set forth in the preamble hereof.

1.61.	“Person” means any natural person, entity, estate, trust, union or employee organization or governmental authority.

1.62.	“Petition Date” has the meaning set forth in the recitals to this Settlement Agreement.

1.63.	“PHC” has the meaning set forth in the recitals to this Settlement Agreement.

1.64.	“Plan” means a proposed, filed, or confirmed joint plan of reorganization for the Debtors.

1.65.	“Plan Documents” means a Plan, disclosure statement, solicitation procedures order, confirmation order and related notices.

1.66.	“Plan Effective Date” means the effective date of a Confirmed Plan.

1.67.
“Preliminary Injunction Action” means the adversary proceeding commenced in the Bankruptcy Court on September 3, 2013, by the Debtors against PEC and PHC (Adv. Proc. No. 13-04204) seeking to enjoin the enforcement of the subpoena duces tecum propounded on the Debtors by PEC and PHC in connection with the Lowe Action.

1.68.	“Professionals Rule 2004 Subpoenas” has the meaning set forth in the recitals to this Settlement Agreement.

1.69.	“Replacement LCs” has the meaning set forth in Section 4.1(c) of this Settlement Agreement.

1.70.
“Retiree Benefits” means payments to any entity or person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents, for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund, or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the Debtors prior to the Petition Date.

1.71.
“Rule 2004 Discovery” means any subpoena, deposition notice, request for production of documents, interrogatories, request for admission, or other discovery request pursuant to Bankruptcy Rule 2004 by any party in interest in the Chapter 11 Cases.

1.72.	“Salaried Employee Liabilities Assumption Agreement” means that certain Salaried Employee Liabilities Assumption Agreement dated October 22, 2007, by and between PHC, Patriot Corp., Heritage and PEC.

1.73.	“Separation Agreement” has the meaning set forth in the recitals to this Settlement Agreement.

1.74.	“Settlement” means the settlement embodied in this Settlement Agreement.

1.75.	“Settlement Agreement” has the meaning set forth in the preamble hereof.

1.76.	“Settlement Motion” has the meaning set forth in the recitals to this Settlement Agreement.

1.77.	“Spin-Off Agreements” has the meaning set forth in the recitals to this Settlement Agreement.

1.78.	“Spin-Off Entities” means Patriot Corp. and those Affiliates of Patriot Corp. that were included in the group of corporate entities spun off from Peabody in 2007.

1.79.	“Term Sheet” has the meaning set forth in the recitals to this Settlement Agreement.

1.80.	“UMWA” has the meaning set forth in the preamble hereof.

1.81.
“UMWA Employees” means all of the Debtors’ current employees (including employees on approved leaves of absence or layoff with recall rights) who are represented for collective bargaining purposes by the UMWA, together with all such individuals’ spouses and dependents.

1.82.	“UMWA Released Parties” means the UMWA and its current and former professionals, employees, advisors, officers, directors, and agents.

1.83.
“UMWA Retirees” means all Persons who were previously employed by any of the Debtors, who were represented by the UMWA while employed by any of the Debtors, and who are eligible to receive Retiree Benefits from the Debtors under the Coal Act or any Collective Bargaining Agreement, together with all such Persons’ spouses, dependents and survivors.

1.84.	“VEBA” has the meaning set forth in the recitals to this Settlement Agreement.

1.85.	“VEBA Contributions” has the meaning set forth in Section 3.1 of this Settlement Agreement.

1.86.	“West Virginia Court” has the meaning set forth in the recitals to this Settlement Agreement.

2.	Cash Contribution

2.1.
Peabody shall pay or cause to be paid an aggregate amount of $90 million to the VEBA and to Patriot (the “Cash Contribution”) on the later of (x) January 2, 2014 or the next Business Day thereafter if not a Business Day or (y) the first Business Day that is seven Business Days after the Effective Date.

2.2.	Within one Business Day of receiving any portion of the Cash Contribution, Patriot shall contribute such portion of the Cash Contribution to the VEBA.

2.3.
The allocation of the Cash Contribution between the VEBA and Patriot will be set forth in writing and provided to the Parties no later than December 1, 2013, and the Parties will execute an amendment to this Settlement Agreement reflecting such allocation.

3.	VEBA Contribution

3.1.	Peabody shall pay or cause to be paid a total of $220 million to the VEBA (the “VEBA Contributions”), payable as follows:

(a)	$75 million on January 2, 2015, or the next Business Day thereafter if not a Business Day;

(b)	$75 million on January 2, 2016, or the next Business Day thereafter if not a Business Day; and

(c)	$70 million on January 2, 2017, or the next Business Day thereafter if not a Business Day.

3.2.	For the avoidance of doubt, the sum of the Cash Contribution and the VEBA Contributions will be $310 million (in nominal dollars).

4.	Credit Support

4.1.	On the Effective Date, Peabody shall:

(a)
cause to be issued a letter of credit in the original face amount of $41.525 million to secure the benefits of the UMWA Retirees covered by the Coal Act Liabilities Assumption Agreement (the “Coal Act LC”);

(b)	cause to be replaced (by surety bond or otherwise) the $15 million of cash collateral posted by Patriot for Federal Black Lung Benefits (the “Black Lung Credit Support”); and

(c)
cause to be issued letters of credit, guarantees or sureties, in Peabody’s discretion as acceptable to the beneficiaries thereof, in the aggregate original face amount of up to $84 million (the “Replacement LCs” and, together with the Black Lung Credit Support, the “New Credit Support”) to replace certain of the letters of credit currently posted by Patriot in a like aggregate value (the “Existing LCs”), which Existing LCs are listed on the schedule attached hereto as Exhibit B as it may be amended by agreement between Patriot and Peabody.  For the avoidance of doubt, and subject to section 4.3 below, “Replacement LCs” shall include any subsequently issued letter of credit, guaranty or surety issued on behalf of Peabody to replace a Replacement LC on terms mutually agreed by Patriot and Peabody (it being understood that such replacement shall not have the effect of increasing the face amount of the Replacement LC so replaced).

4.2.
The terms and provisions (including, without limitation, the draw terms) of each of the Coal Act LC and the New Credit Support shall be satisfactory to Peabody, in its discretion as acceptable to the beneficiaries thereof.

4.3.
In no event shall Peabody be obligated to keep any New Credit Support in place after the fifth anniversary of the Plan Effective Date and the New Credit Support will be reduced over time as any New Credit Support rolls off or is reduced and not replaced.

4.4.
If, during the term of the New Credit Support, Patriot pursues a new loan facility to refinance its loan facility in effect immediately after the Plan Effective Date (other than any such new loan facility entered into within 60 days after the Plan Effective Date in an aggregate amount not to exceed the amount of the facility being refinanced) or any subsequent loan facility, Patriot will use its reasonable best efforts to obtain a facility that will permit the New Credit Support to be replaced by letters of credit issued pursuant to such new loan facility.  In the event that any New Credit Support shall remain in place on and after the fourth year after the Plan Effective Date, Patriot Corp. and all of its Affiliates, jointly and severally, shall pay to Peabody a fee in an amount equal to 100 bps per annum of the aggregate original face amount of the New Credit Support then outstanding (the “Credit Support Fee”).  The Credit Support Fee shall be payable monthly in arrears on the first Business Day of each month, commencing on the first such day closest to the fourth year anniversary of the Plan Effective Date and continuing on the first Business Day of each calendar month thereafter until all New Credit Support shall be replaced or terminated.

4.5.
Patriot Corp., all of its Affiliates and any of their successors, jointly and severally (a) shall perform, honor and comply with all of their respective underlying obligations that are secured by each New Credit Support; and (b) will use reasonable best efforts to reduce such obligations and the amounts required under the New Credit Support.

4.6.
In the event that Patriot Corp. or any of its Affiliates or any of their successors act in any manner contrary to or fail to comply with Section 4.5(a) above, and such act or failure to comply could reasonably be expected to cause the beneficiary of a New Credit Support to make a draw thereunder, Patriot Corp., its respective Affiliates or their successors, as the case may be, shall provide prompt notice to PEC of such act or failure to comply and will take such action as may be necessary to allow Peabody an opportunity to cure, and Peabody may so cure in its sole discretion, any default of the underlying obligations caused by such act or failure to comply within a reasonable time prior to a draw on the applicable New Credit Support.

4.7.
Patriot Corp. and its Affiliates shall reimburse Peabody for (i) the amount of any draws or other payments made to beneficiaries under the New Credit Support,  (ii) all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the reasonable fees, charges and disbursements of outside counsel for Peabody, incurred by or asserted against Peabody arising out of, in connection with, or as a result of any events described in clause (i) above or any refusal by the issuing bank to honor a demand for payment under any such New Credit Support if the documents presented in connection with such demand do not strictly comply with the terms of such New Credit Support and (iii) any reasonable out-of-pocket expenses incurred by Peabody in connection with asserting Peabody’s rights or taking any action under Section 4.6 of this Settlement Agreement (collectively, clauses (i) – (iii), “Losses”).

4.8.
In the event that there are any Losses under Section 4.7 of this Settlement Agreement,  Peabody shall provide Patriot, within three Business Days after such Loss, written notice thereof specifying (i) the aggregate amount of such Loss, (ii) the date such Loss took place and (iii) the account information for the account to which the reimbursement amount for such Loss should be directed (any such notice, a “Notice of Reimbursement Request”).  Within three Business Days of receipt of any Notice of Reimbursement Request, Patriot shall either (1) provide Peabody with written notice disputing any Loss under clauses (ii)-(iii) of Section 4.7 above (“Notice of Dispute”) or (2) reimburse Peabody in an amount equal to the amount of the Loss described under clauses (i)-(iii) of Section 4.7 above in such Notice of Reimbursement Request.  All payments to be made by Patriot hereunder shall be made in U.S. dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein, in the account specified by Peabody in the relevant Notice of Reimbursement Request.  The obligation to reimburse Peabody for any Losses will be a joint and several obligation of Patriot Corp. and its Affiliates.  If the Notice of Dispute cannot be resolved by agreement within 30 days, Peabody may seek relief from a court having jurisdiction, pursuant to section 16.8 of this Settlement Agreement.

5.	Continued Provision of Benefits

5.1.
Peabody will pay, at the level in effect as of October 4, 2013, all benefits claims with respect to the Attachment A Retirees incurred by the Attachment A Retirees through and including December 31, 2013.  Patriot will continue to administer such benefit claims under the Administrative Services Agreement notwithstanding the termination of the NBCWA Liabilities Assumption Agreement pursuant to Section 5.2 of this Settlement Agreement.  Peabody shall have no obligation to pay for (and Patriot shall have no obligation to administer) retiree healthcare benefits for the Attachment A Retirees for claims incurred after December 31, 2013, and, thereafter, the benefits of the Attachment A Retirees will be included in the VEBA.

5.2.
As of the Effective Date, any obligations of Peabody under the NBCWA Liabilities Assumption Agreement and the Acknowledgement and Assent will be deemed satisfied in full and such agreements shall be deemed terminated and of no further force and effect.

5.3.
Patriot Corp., all of its Affiliates and any successors thereto shall indemnify Peabody from and against any and all claims that may be incurred by or asserted against the Peabody Released Parties by UMWA Retirees relating to the NBCWA Liabilities Assumption Agreement or the Acknowledgement and Assent, other than claims for the payment of benefits claims incurred by the Attachment A Retirees through December 31, 2013, which are to be funded by Peabody pursuant to Section 5.1 of this Settlement Agreement.

5.4.	Peabody shall continue to honor its obligations under the Coal Act Liabilities Assumption Agreement and the Salaried Employee Liabilities Assumption Agreement under the terms of such agreements.

6.	Modification of Certain Spin-Off Agreements and Other Agreements

6.1.
As of the Effective Date, the term of the DTA Agreement shall be extended through and including March 31, 2016, and the rate for the services to be provided under the DTA Agreement shall remain $5.50 per ton, provided, however, that in exchange for the releases and consideration provided for under this Settlement Agreement, Patriot shall have the right to offset $3.75 per ton of the payment to Peabody for such services so that the payment to Peabody is $1.75 per ton from October 1, 2013, through and including March 31, 2016.  A copy of the form of amendment to the DTA Agreement effectuating these changes is attached hereto as Exhibit C. The rate offset discussed in this provision may be implemented by Patriot in advance of the Effective Date, but should the Settlement Agreement be terminated pursuant to Section 15.1, Patriot will pay Peabody an amount equal to any offsets taken by Patriot pursuant to this provision and any such amounts will be entitled to administrative priority under section 503 of the Bankruptcy Code.

6.2.
As of the Effective Date, the assignment provision of the Elkland Transloading Agreement, shall be modified to (i) eliminate the requirement of Patriot’s consent for the first actual or constructive assignment (whether by change of control or otherwise) that may occur after the Effective Date if such assignment is made to a prudent operator and (ii) amend the requirement of Patriot’s consent for any actual or constructive assignment (whether by change of control or otherwise) thereafter to require that such consent not be unreasonably withheld. A copy of the form of amendment to Elkland Transloading Agreement effectuating these changes is attached hereto as Exhibit D.

6.3.
As of the Effective Date, the December 28 Letter Agreement shall be modified to reflect (a) the obligation of Peabody, pursuant to Section 4.1(a) of this Settlement Agreement, to cause the Coal Act LC to be issued and (b) the termination of the NBCWA Liabilities Assumption Agreement pursuant to Section 5.2 of this Settlement Agreement.  A copy of the form of amendment to the December 28 Letter Agreement effectuating these changes is attached hereto as Exhibit E.

6.4.
As of the Effective Date, the Administrative Services Agreement shall be modified to account for the termination of the NBCWA Liabilities Assumption Agreement pursuant to Section 5.2 of this Settlement Agreement and the reduction in (a) the services provided by Patriot and (b) the fees and expenses to be paid by Peabody.  A copy of the form of amendment to the Administrative Services Agreement effectuating these changes is attached hereto as Exhibit F.

7.	Cessation of Litigation

7.1.	Rule 2004 Discovery.

7.1.1.
Pursuant to the Term Sheet, Patriot has suspended the Peabody Rule 2004 Subpoena propounded upon Peabody and the Professionals Rule 2004 Subpoenas propounded upon Duff & Phelps and Morgan Stanley.  Upon the Effective Date, Peabody shall have no further obligation to produce materials responsive to the Peabody Rule 2004 Subpoena and Duff & Phelps and Morgan Stanley shall have no further obligation to produce materials responsive to the Professionals Rule 2004 Subpoenas, all of which shall be deemed withdrawn.

Upon the Effective Date (and with the consent of the Creditors’ Committee, which shall be obtained by the Debtors), all materials previously produced by Peabody, Duff & Phelps and Morgan Stanley shall be (i) returned or (ii) destroyed in accordance with (and within the time provided by) the relevant provisions of the Protective Orders, in which case counsel to the Debtors and the Creditors’ Committee shall advise Peabody, in writing, that such materials have been destroyed.

7.1.2.
After the Approval Date, unless this Settlement Agreement is terminated pursuant to Section 15.1 of this Settlement Agreement, none of the Debtors nor the UMWA, for itself or as the authorized representative of the UMWA Employees and the UMWA Retirees, will support any efforts by any other party to obtain Rule 2004 Discovery from any Peabody Released Party, including Morgan Stanley and Duff & Phelps, relating in any way to the Spin-Off.

7.2.
Dismissal of the Benefits Litigation.  Pursuant to the Term Sheet, Patriot and Peabody have suspended the Benefits Litigation.  Within two Business Days of the Effective Date, all documents to effectuate the dismissal with prejudice of the Benefits Litigation shall have been filed with the appropriate court or courts.

7.3.
Dismissal of the Lowe Appeal and Preliminary Injunction Action.  Within two Business Days of the Effective Date, all documents to effectuate the dismissal with prejudice of the Lowe Appeal and the Preliminary Injunction Action shall have been filed with the appropriate court.  Each Party hereby agrees to bear its own costs and expenses in connection with the Lowe Action, the Lowe Appeal and the Preliminary Injunction Action.

7.4.
Statutes of Limitation.  The statute of limitations on any of the Debtors’ Causes of Action against the Peabody Released Parties, the UMWA’s Causes of Action against the Peabody Released Parties, or Peabody’s Causes of Action against the Patriot Released Parties or against the UMWA Released Parties shall be tolled from October 4, 2013 until the earlier of (i) March 31, 2014; (ii) the Effective Date; or (iii) the date that this Settlement Agreement otherwise terminates and notice of such termination is provided.  Nothing in this Section 7.4 shall operate to revive or extend the time for filing any Cause of Action that is time barred or barred by any applicable statute or period of limitations, statute of repose, waiver, laches, or other time-based limitation or defense as of October 4, 2013.

8.	Assumption of Agreements.

8.1.
Patriot shall amend its proposed Plan to reflect the assumption of the Spin-Off Agreements, including the NBCWA Liabilities Assumption Agreement but with the understanding that such agreement shall be terminated in accordance with Section 5.2 of this Settlement Agreement.  Such assumption shall include, without limitation, Patriot’s indemnification obligations contained in the Spin-Off Agreements, provided, however, that Patriot shall not be required to indemnify Peabody under the assumed Spin-Off Agreements for any liability to the extent specifically arising out of or relating to the Indemnification Carve-Out Claims, and Peabody shall not request any indemnification for any such Indemnification Carve-Out Claims.  From and after the Effective Date, Patriot Corp. and PEC, their respective Affiliates and any successors thereto shall perform, honor and comply with all of their respective obligations under the assumed Spin-Off Agreements, including (i) the timely remittance of any refunds, rebates or other monies owed to the other and (ii) compliance with the litigation cooperation obligations under Section 5.02 of the Separation Agreement.  For the avoidance of doubt, ordinary course adjustments that may be necessary on account of amounts paid for Retiree Benefits prior to the Effective Date (“Ordinary Course Adjustments”) are not being waived or released pursuant to the terms of this Settlement Agreement.

8.2.
Patriot shall amend its proposed Plan to reflect the assumption of all other agreements entered into by and between Patriot and Peabody prior to the Petition Date and not previously assumed, rejected, terminated or expired, including the 2008 Settlement and Release Agreement, all of which shall be deemed executory.  From and after the Effective Date, Patriot Corp. and PEC, their respective Affiliates and any successors thereto shall perform, honor and comply with all of their respective obligations under these assumed agreements.  A non-exclusive list of the agreements to be assumed pursuant to Sections 8.1 and 8.2 of this Settlement Agreement is attached hereto as Exhibit G.

8.3.
Peabody and Patriot agree that the cure amounts in connection with the assumption of agreements contemplated in Sections 8.1 and 8.2 hereof are zero, provided, however that this Section 8.3 is not intended to and shall not limit any of Peabody’s rights to indemnification from the Debtors pursuant to this Settlement Agreement, including Sections 5.3, 8.1 and 8.2 hereof.

9.	Releases

9.1.	Releases by Patriot.

9.1.1.
Upon the occurrence of the Effective Date, Patriot and each of the Debtors’ estates fully and forever release and shall be deemed to have fully and forever released the Peabody Released Parties from any and all Causes of Action, including, but not limited to, (i) the Preliminary Injunction Action, (ii) any Causes of Action under chapter 5 of the Bankruptcy Code or created pursuant to sections 301 and 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases, (iii) any Causes of Action relating to the Spin-Off and (iv) any Causes of Action that Patriot Corp., Heritage or their estates may have against the Peabody Released Parties with respect to the obligations of PEC and PHC under the NBCWA Liabilities Assumption Agreement, including those asserted in the Benefits Litigation and the Attachment A Dispute, and such releases shall be binding on any trustees or successors to the foregoing.  As a result, no Causes of Action against any Peabody Released Party will be included in any Litigation Trust established in the Chapter 11 Cases and/or pursuant to any Plan, and the Debtors have filed a motion to amend the Memorandum of Understanding accordingly.

9.1.2.
The release in Section 9.1.1 of this Settlement Agreement will not (x) waive or release any action, cause of action, grievance, suit, charge, demand, complaint or claim of any nature (“Claim”) (1) arising after the Effective Date under any agreement between Patriot and Peabody (A) entered into after the Petition Date, (B) previously assumed by the Debtors or (C) assumed by the Debtors pursuant to the terms of this Settlement Agreement, including without limitation, with respect to (i) any indemnification or related liability of any Peabody Released Party, or (ii) any express agreement, covenant or obligation of any Peabody Released Party contained therein; or (2) arising after the Petition Date but prior to the Effective Date with respect to Ordinary Course Adjustments or on account of obligations arising in the ordinary course of business between Peabody and Patriot under, and relating to the specific subject matter covered by, agreements between them or (y) impact, impair or in any way limit any defenses that Patriot may have with respect to any Claims described in Section 9.7.2 of this Settlement Agreement.

9.1.3.
Patriot and Peabody hereby agree to cooperate to take any actions reasonably necessary to give effect to the release and injunction provisions contemplated by this Settlement Agreement and the Approval Order.

9.2.	Releases by the UMWA, the UMWA Employees and the UMWA Retirees.

9.2.1.	Upon the occurrence of the Effective Date, the UMWA, on behalf of itself, the UMWA Employees, by and through the UMWA as their authorized representative, and the UMWA Retirees, by and through the UMWA as their authorized representative, fully and forever release and shall be deemed to have fully and forever released any Causes of Action that they might have against the Peabody Released Parties, including without limitation any Causes of Action under the Acknowledgment and Assent or ERISA, including those asserted in the Lowe Action and Lowe Appeal, or in any way relating to any benefit plan, Collective Bargaining Agreement or Retiree Benefits.

9.2.2.
The UMWA, on behalf of itself and as the authorized representative of the UMWA Employees and the UMWA Retirees, hereby agrees to support, cooperate and assist in additional filings or proceedings or other actions necessary to give effect to the release, covenant not to sue and injunction provisions contemplated by this Settlement Agreement and the Approval Order.  For the avoidance of doubt, this provision shall not impose any duty on the part of any individual UMWA Employee or individual UMWA Retiree to take any action with respect to this provision.

9.3.
UMWA Reserved Causes of Action.  Notwithstanding anything to the contrary herein, the UMWA, the UMWA Employees, and the UMWA Retirees do not release, and expressly preserve, any claims or causes of action arising out of or related to the following:

(a)
any direct employment relationship between Peabody Western Coal Company, Big Sky Coal Company, Seneca Coal Company, LLC, and Big Ridge, Inc. and individuals belonging to, or represented by, the UMWA; or

(b)
the pending dispute between United Mine Workers of America, District 12 and Peabody Holding Company, LLC and Black Beauty Coal Company (n/k/a Peabody Midwest Mining, LLC) relating to the Memorandum of Understanding Regarding Job Opportunities effective January 1, 2007 between the UMWA and Peabody Coal Company, LLC, n/k/a Heritage Coal Company LLC.

9.4.
For the avoidance of doubt, nothing in this Settlement Agreement shall release or otherwise affect any claims or causes of action of the UMWA or the UMWA Retirees with respect to the obligation of the Aluminum Company of America to pay retiree healthcare benefits with respect to UMWA Retirees of the Squaw Creek Coal Company.

9.5.
UMWA Covenant Not to Sue.  Upon the occurrence of the Effective Date, the UMWA, on behalf of itself, the UMWA Employees, by and through the UMWA as their authorized representative, and the UMWA Retirees, by and through the UMWA as their authorized representative, hereby covenant not to sue, or otherwise support, encourage or participate in, directly or indirectly any lawsuit on account of, in connection with, or with respect to any Causes of Action against the Peabody Released Parties released by the UMWA, the UMWA Employees or the UMWA Retirees, including without limitation any Causes of Action under the Acknowledgment and Assent or ERISA, including those asserted in the Lowe Action and Lowe Appeal, or in any way relating to any benefit plan, Collective Bargaining Agreement or Retiree Benefits.

9.6.
Releases by Third Parties.  In consideration of Peabody’s agreement to, among other things, make the contributions and provide the credit support reflected in this Settlement Agreement, the Debtors will include the Peabody Released Parties in any third-party release, exculpation and injunction provisions contained in a Plan, to the extent permitted by law.  The UMWA shall not object to any such third-party release, exculpation and injunction provisions.

9.7.	Releases by Peabody.

9.7.1.
Upon the occurrence of the Effective Date, Peabody fully and forever releases and shall be deemed to have fully and forever released the Patriot Released Parties from any and all Causes of Action, including, but not limited to, any Indemnification Carve-Out Claims and any counterclaims or defenses asserted by Peabody in the Benefits Litigation, and irrevocably withdraws and shall be deemed to have withdrawn irrevocably any and all proofs of claim filed against the Debtors in the Chapter 11 Cases and the Debtors’ claims agent is authorized to amend the Debtors’ claims register accordingly.

9.7.2.
The release and withdrawal in Section 9.7.1 of this Settlement Agreement will not (x) waive or release any Claim (1) arising after the Effective Date under any agreement between Peabody and Patriot (A) entered into after the Petition Date, (B) previously assumed by the Debtors or (C) assumed by the Debtors pursuant to the terms of this Settlement Agreement, including without limitation, with respect to (i) any indemnification or related liability of any Patriot Released Party, or (ii) any express agreement, covenant or obligation of any Patriot Released Party contained therein; or (2) arising after the Petition Date but prior to the Effective Date with respect to Ordinary Course Adjustments or on account of obligations arising in the ordinary course of business between Peabody and Patriot under, and relating to the specific subject matter covered by, agreements between them or (y) impact, impair or in any way limit any defenses that Peabody may have with respect to any Claims described in Section 9.1.2 of this Settlement Agreement.

9.7.3.
Upon the occurrence of the Effective Date, Peabody fully and forever releases and shall be deemed to have fully and forever released any and all Causes of Action it or its officers or directors may have against the UMWA Released Parties, including, but not limited to, any Causes of Action relating to the UMWA corporate campaign, picketing, handbilling, bannering and other forms of organized activities directed against Peabody, its officers or directors.

9.7.4.
Upon the occurrence of the Effective Date, Peabody fully and forever waives and releases any and all claims it may have for fees and/or costs incurred in connection with the Lowe Action, the Lowe Appeal and the Preliminary Injunction Action.

9.8.
Peabody Reserved Causes of Action.  Notwithstanding anything to the contrary herein, Peabody does not release, and expressly preserves, any claims or causes of action arising out of or related to the following:

(a)
any direct employment relationship between Peabody Western Coal Company, Big Sky Coal Company, Seneca Coal Company, LLC, and Big Ridge, Inc. and individuals belonging to, or represented by, the UMWA; or

(b)
the pending dispute between United Mine Workers of America, District 12 and Peabody Holding Company, LLC and Black Beauty Coal Company (n/k/a Peabody Midwest Mining, LLC) relating to the Memorandum of Understanding Regarding Job Opportunities effective January 1, 2007 between the UMWA and Peabody Coal Company, LLC, n/k/a Heritage Coal Company LLC.

9.9.
The Parties agree that releases set forth in Section 9 of this Settlement Agreement constitute material provisions of this Settlement Agreement and are non-severable from the other provisions of this Settlement Agreement.

10.	Non-Disparagement. The following provisions shall be effective as of the Approval Date, provided, however, that such provisions shall terminate if this Settlement Agreement is terminated:

10.1.
Each of Patriot and Peabody hereby agree that other than what is necessary and appropriate for inclusion in formal court submissions in conjunction with seeking court approval of this Settlement Agreement, they will not make or cause or encourage others to make statements, written or oral, (i) concerning the Settlement or any of the disputed claims resolved by this Settlement except to say that this Settlement is a (acceptable/good/satisfactory/sound/significant, or words of similar import) resolution for the Debtors and their bankruptcy estates of the matters encompassed by the Settlement, or (ii) defaming, disparaging or criticizing the reputation, practices or conduct of the other party or its present or former directors, officers, employees or agents in relation to the Spin-Off, the Chapter 11 Cases or any matter, transaction or activity related thereto.

10.2.
Each of Patriot and Peabody hereby agree that they will not materially encourage or materially assist any other person or entity, including but not limited to, the 1974 Pension Plan, the Combined Fund, the 1992 Benefit Plan and the 1993 Benefit Plan, in developing, commencing, maintaining or prosecuting any claims or causes of action against the other party or such other party’s present or former directors, officers, employees or agents relating in any way to the Spin-Off, the Chapter 11 Cases or any matter, transaction or activity related thereto.

10.3.
Each of Patriot and Peabody hereby agree that the foregoing Sections 10.1 and 10.2 shall not apply to circumstances in which either party is compelled to provide information in response to legal process that it has not solicited, in the form of regulatory request or demand, deposition, subpoena or similar process, provided such party shall provide the other party with prompt written notice of any such event so that the other party shall have the opportunity to oppose or otherwise contest any such process, at no cost to the party receiving such process.

10.4.
The UMWA and its officers, employees and agents will cease the corporate campaign, including strikes, picketing, handbilling, bannering and other forms of organized activities, directed against Peabody and its officers and directors.  Each of the UMWA and Peabody will not disparage, defame or criticize the reputation, practices or conduct of the other party and the other party’s present or former directors, officers, employees or agents in relation to the Spin-Off, the Chapter 11 Cases or any matter related thereto, including the allegations asserted in the Lowe Action; notwithstanding the foregoing, the UMWA and its officers and Peabody and its officers, as applicable, may make representations that are necessary and appropriate for inclusion in any formal court submissions in conjunction with seeking court approval of the Settlement, or to terminate other litigation, or to engage in reporting of this Settlement to its membership or to governmental bodies in pursuit of further remedies for affected retirees so long as such representations are limited to the terms of this Settlement and otherwise comport with the requirements of this non-disparagement provision.

10.5.
Each of the UMWA and its officers and Peabody and its officers agree that they will not make or cause or encourage others to make statements, written or oral, concerning this Settlement or any of the disputed claims resolved by the Settlement except to accurately state the VEBA contribution schedule provided herein and number of dollars to be contributed to the VEBA in accordance with such schedule and to state that the settlement proceeds will be utilized for the sole purpose of delivering healthcare to the VEBA participants and to state that this Settlement is a (acceptable/good/satisfactory/sound/significant, or words of similar import) resolution of the matters encompassed by the Settlement.  Each of the UMWA and its officers and Peabody and its officers further agree that they will not encourage or assist any other person or entity, including but not limited to the 1974 Pension Plan, the Combined Fund, the 1992 Benefit Plan and the 1993 Benefit Plan, in developing, commencing, maintaining or prosecuting any claims or causes of action against the other party or such other party’s present or former directors, officers, employees or agents relating in any way to the Spin-Off, the Chapter 11 Cases or any matter, transaction or activity related thereto, including any Causes of Action released pursuant to this Settlement Agreement; provided, however, that the UMWA may assist UMWA Retirees in obtaining any benefits payable by Peabody under the Coal Act.

10.6.
The foregoing Section 10.5 does not apply to circumstances in which the UMWA or Peabody is required or compelled to provide information in response to legal process that it has not solicited, law or regulation, whether in the form of regulatory requirement, request or demand, deposition, subpoena or similar process, provided the UMWA or Peabody, as applicable, shall provide the other party with prompt written notice of any such event so that such party shall have the opportunity to oppose or otherwise contest any such process, except where such disclosure relates to Peabody securities.

10.7.
The Parties understand that the UMWA expects to support current or future legislative or rule-making activity to address matters involving pension and healthcare funding and benefit issues that may include matters resulting from the Patriot bankruptcy.  UMWA advocacy and other statements in such efforts may refer to the Patriot bankruptcy and the impact upon the funding of benefits and the benefits paid to beneficiaries, and may refer to the Patriot bankruptcy, and matters relating to the reduction of health care liabilities in connection therewith, but shall otherwise comport with the requirements of this Section 10.  Peabody and the UMWA agree to (i) discuss areas of potential cooperation on legislation regarding healthcare benefits for Patriot retirees and (ii) support legislation on which they mutually agree.

10.8.
Each Party agrees that the non-disparagement provisions of this Section 10 are essential provisions of the Settlement, the breach of which would cause irreparable harm to the non-breaching Party or Parties.

11.	Plan of Reorganization and Other Pleadings

11.1.
Peabody shall not object to the confirmation of any Plan, provided that such Plan is consistent with, and does not breach or alter the terms of, this Settlement Agreement or the Approval Order, and that such Plan contains as a condition to its effectiveness the entry of the Approval Order.

11.2.
Peabody and the UMWA shall have a reasonable opportunity to review the provisions of any Plan Documents that relate to Peabody (including any provisions relating to the Settlement Agreement) or the UMWA, respectively.

12.
Notice of Settlement.  Commencing on October 17, 2013, the Debtors mailed notice of this Settlement Agreement, in the form attached to the Settlement Motion as Exhibit B, to the UMWA Employees and the Debtors’ UMWA-represented retirees, including the Attachment A Retirees, and any surviving spouse of such retirees.

13.	Representations.

13.1.
Each of PEC and Patriot Corp. represent to all other Parties that:  (i) they are duly organized, validly existing and in good standing under the laws of their jurisdictions of formation; (ii) they are authorized to execute and deliver this Settlement Agreement and perform their obligations hereunder (in the case of the Debtors, subject to Bankruptcy Court approval); (iii) they possess the power and authority necessary to (A) bind each of their Affiliates to the terms of this Settlement Agreement and (B) enter into this Settlement Agreement on behalf of each of their Affiliates (in the case of the Debtors, subject to Bankruptcy Court approval); and (iv) all claims waived or released pursuant to this Settlement Agreement by that Party have not been assigned or otherwise transferred.

13.2.
The UMWA represents to all other Parties that:  (i) it is authorized to execute and deliver this Settlement Agreement and perform its obligations hereunder, on behalf of itself and as the authorized representative of the UMWA Employees and the UMWA Retirees; and (ii) all claims waived or released pursuant to this Settlement Agreement by the UMWA, the UMWA Employees and the UMWA Retirees have not been assigned or otherwise transferred.

13.3.
Subject to Section 14 hereof and, with respect to the Debtors, Bankruptcy Court approval, each of the Parties represent to one another that this Settlement Agreement, when executed and delivered in accordance with the terms hereof, shall constitute a valid and binding obligation of Peabody, Patriot, the UMWA, the UMWA Employees and the UMWA Retirees, enforceable in accordance with its terms.

14.	Effective Date. The Effective Date shall occur on the first Business Day on which each of the following conditions shall have been satisfied in accordance with this Settlement Agreement:

(a)
Neither Patriot, Peabody, nor the UMWA, solely in this event as represented by its national officers and directors of departments, shall have materially breached any of its obligations under Sections 7 and 10 of this Settlement Agreement that became binding and enforceable as of the Execution Date or the Approval Date, as applicable; provided, however, that the condition set forth in this Section 14(a) shall be deemed fulfilled despite a material breach of the aforementioned obligations if the breaching party(ies) has cured such breach to the reasonable satisfaction of the non-breaching party(ies);

(b)
The Creditors’ Committee shall have provided written confirmation to Peabody (A) of its agreement to (1) suspend, and ultimately terminate in accordance with Section 7.1 of this Settlement Agreement, the Rule 2004 Discovery and (2) support the approval of the Settlement; and (B) that it will not object to the incorporation into a Plan of any provisions of this Settlement Agreement, including the releases and injunctions contemplated herein and in the Approval Order;

(c)	The Approval Order has been entered by the Bankruptcy Court;

(d)	The Approval Order has become Final;

(e)	The Modification Approval Order has been entered by the Bankruptcy Court and has become Final;

(f)
Any provision in the Plan Documents that relates to Peabody, the Term Sheet or this Settlement Agreement shall be in form and substance reasonably acceptable to Peabody and shall not have been changed in a manner adverse to Peabody without Peabody’s consent;

(g)	The Plan Effective Date of a Confirmed Plan consistent in form and substance with this Settlement Agreement shall have occurred; and

(h)
Patriot shall have (x) $175 million cash (which shall include the $15 million cash collateral posted by Patriot in respect of Federal Black Lung Benefits, without regard to whether such cash collateral has been released by the Department of Labor) and (y) a $125 million revolving credit facility, undrawn as of the closing of such facility, with at least $75 million of availability at closing and will provide written confirmation of same to Peabody.

15.	Termination.

15.1.
Notwithstanding any other provision of this Settlement Agreement, this Settlement Agreement may be terminated by any Party by written notice to the other Parties, pursuant to Section 16.23 of this Settlement Agreement if:  (a) the Bankruptcy Court denies the relief requested in the Settlement Motion and there is no reasonable prospect that the Bankruptcy Court will grant the relief requested in a renewed Settlement Motion; (b) the Approval Order is vacated or reversed prior to the Effective Date; or (c) the conditions set forth in Section 14 of this Settlement Agreement have not been satisfied in accordance with this Settlement Agreement by March 31, 2014, or are incapable of being satisfied.

15.2.
If this Settlement Agreement terminates pursuant to Section 15.1, then, with the exception of Section 7.4, this Settlement Agreement shall be void ab initio and the Parties shall revert to their respective positions on the date immediately prior to the Execution Date, and in such event the Parties shall not rely on this Settlement Agreement, any of the negotiations that resulted in this Settlement Agreement, or any objections filed with respect to this Settlement Agreement, in any further proceedings in connection with the matters that are being settled in connection with this Settlement Agreement.

16.	Miscellaneous.

16.1.
With respect to any press releases regarding the Settlement issued prior to or immediately following the Effective Date, the Parties shall coordinate and have an opportunity to review each other’s press releases (if any), and any such press releases shall be released on a coordinated basis; provided, however, that this provision shall not apply to any disclosures that any Party may be obligated to make under applicable securities laws.

16.2.	No payment or other obligation of Peabody set forth in this Settlement Agreement shall be delayed, reduced, offset, recouped or withheld based on any claim,

allegation or contract between the Debtors and Peabody, other than claims or allegations that arise under the terms of this Settlement Agreement; provided, however, that this Section 16.2 shall not limit any rights that Peabody or the Debtors may have to delay, reduce, offset, recoup or withhold payments or obligations owing to the other under any agreements assumed pursuant to this Settlement Agreement.

16.3.	Peabody, Patriot and the UMWA agree that in performing their obligations hereunder, each shall be considered an independent party, and not the agent, servant or employee of the other.

16.4.
Nothing contained in this Settlement Agreement shall be construed to constitute or create a joint venture, trust, mining partnership, commercial partnership, fiduciary relationship or other relationship between Peabody, Patriot or the UMWA whereby any would be liable for the acts and deeds of the other.

16.5.
Nothing contained in this Settlement Agreement, including Peabody’s payment obligations under Sections 2 and 3 or credit support obligations under Section 4 hereof, shall create any third party beneficiary rights in any other Person, it being understood that the UMWA, the UMWA Employees, and the UMWA Retirees as Parties to this Settlement Agreement shall not be considered third party beneficiaries for the purposes of this provision.

16.6.
Peabody’s entry into this Settlement Agreement shall not make Peabody a party to any collective bargaining agreement with the UMWA, the UMWA Employees or the UMWA Retirees or create any collective bargaining relationship between Peabody and the UMWA, the UMWA Employees or the UMWA Retirees for any purpose under the National Labor Relations Act, the Labor Management Relations Act or any other labor and employment laws.

16.7.	This Settlement Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, excluding and without regard to the conflict of laws rules thereof.

16.8.
For so long as the Chapter 11 Cases remain open, the Bankruptcy Court shall retain exclusive jurisdiction to resolve any dispute arising out of or relating to this Settlement Agreement.  The Parties hereby consent to the Bankruptcy Court’s entry of a final order with respect to any such dispute.  After the close of the Chapter 11 Cases, if the Bankruptcy Court declines to exercise jurisdiction, the United States District Court for the Eastern District of Missouri (or, in the event such court declines to exercise jurisdiction, the courts of the State of Missouri sitting in the city of St. Louis) shall have exclusive jurisdiction of all matters arising out of and related to disputes arising in connection with the interpretation, implementation or enforcement of this Settlement Agreement, and each of the Parties irrevocably (a) submits and consents in advance to the exclusive jurisdiction of that court for the purposes described in this sentence; and (b)

waives any objection that such Party may have based upon lack of personal jurisdiction, improper venue or forum non conveniens.

16.9.	Each party shall be responsible for its own fees and expenses in connection with the Settlement described in this Settlement Agreement.

16.10.
Upon the Approval Date, this Settlement Agreement constitutes the entire agreement among the Parties on the subjects addressed herein.  Upon the Approval Date, this Settlement Agreement supersedes in its entirety the Term Sheet and any previous or subsequent written or oral descriptions of the settlement.  No supplement, modification, amendment, waiver or termination of this Settlement Agreement shall be binding unless executed in writing by each of the Parties (or their successors and assigns) to be bound thereby, or by their authorized counsel.

16.11.
This Settlement Agreement is executed without reliance on any representations by any person or entity concerning the nature, cause or extent of injuries, or legal liability therefor, or any other representations of any type or nature except as set forth herein.  No contrary or supplementary oral agreement shall be admissible in a court to contradict, alter, supplement, or otherwise change the meaning of this Settlement Agreement.  This Settlement Agreement has been negotiated by the Parties adequately represented by counsel, none of whom shall be deemed the “drafter” of the agreement, and no provision of this Settlement Agreement shall be applied or interpreted by reference to any rule construing provisions against the drafter.

16.12.
This Settlement Agreement, the fact of its existence, any documents related hereto, and the Approval Order shall in no event be deemed a presumption, concession, or admission by any Party of (a) any fault, liability or wrongdoing as to any facts, claims or contentions that have been or might be alleged or asserted in connection with the various disputes that are the subject of this Settlement Agreement and the released Causes of Action or (b) any infirmity in the claims or defenses that any Party could have asserted in any other action or proceeding, whether civil, criminal or administrative, provided, however that this provision shall not apply with respect to the enforcement of this Settlement Agreement or the Approval Order.

16.13.
The provisions of this Settlement Agreement shall be breached and a cause of action accrued thereon immediately on any Party’s commencement of any action contrary to this Settlement Agreement, and in the event of any such action this Settlement Agreement may be asserted both as a defense and as a counterclaim or crossclaim.

16.14.	In the event of any conflict between this Settlement Agreement and the terms of the Confirmed Plan, the terms of this Settlement Agreement shall govern.

16.15.
Facsimile or other electronic copies of signatures on this Settlement Agreement are acceptable, and a facsimile or other electronic copy of a signature on this Settlement Agreement is deemed an original.

16.16.	This Settlement Agreement may be executed in counterparts, each of which is deemed an original, but when taken together constitute one and the same document.

16.17.
This Settlement Agreement shall be binding on the Parties, their successors, assigns, transferees, and any other Persons who have asserted or seek to assert claims on behalf of or against the Debtors’ estates.

16.18.
The Parties acknowledge and agree that a breach of the provisions of this Settlement Agreement by any Party would cause irreparable damage to the other Parties and that such other Parties would not have an adequate remedy at law for such damage.  Therefore, the obligations of the Parties set forth in this Settlement Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that the Parties may have under this Settlement Agreement or otherwise. Notwithstanding the foregoing, nothing herein shall impair the Debtors’ ability to act in accordance with their fiduciary duties to maximize the value of their estates.

16.19.
No failure or delay by any party in exercising any right or remedy provided by law under or pursuant to this Settlement Agreement shall impair such right or remedy or be construed as a waiver or variation of it or preclude its exercise at any subsequent time, and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

16.20.
As used in this Settlement Agreement, any reference to any federal, state, local, or foreign law, including any applicable law, will be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise.  The words “include,” “includes” and “including” will be deemed to mean “including without limitation” and “including, but not limited to.”  Pronouns in masculine, feminine, or neutral genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.  The words “this Settlement Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Settlement Agreement as a whole and not to any particular subdivision unless expressly so limited.

16.21.	The provisions of this Settlement Agreement are integrated, essential and non-severable from one another.

16.22.
Each Party shall, at its own expense and upon the reasonable request of another Party, duly execute and deliver, or cause to be duly executed and delivered, to such Party such further instruments and do and cause to be done such further acts as may reasonably be necessary or proper to carry out the provisions of this Settlement Agreement, including the use of reasonable best efforts to obtain the Approval Order.

16.23.
Any notice required or desired to be served, given or delivered under this Settlement Agreement shall be in writing, and shall be deemed to have been validly served, given or delivered if provided by (i) electronic mail and (ii) overnight or international air courier to the addresses set forth below, or to such other address as each Party may designate to the other Party named below by notice given in accordance with this Section 16.23.

(a)	If to Patriot:	General Counsel Patriot Coal Corporation 12312 Olive Boulevard St. Louis, Missouri 63141 Telephone: (314) 275-3680

	with a copy to:	Marshall S. Huebner, Esq. Elliot Moskowitz, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Telephone: (212) 450-4000

(b)	If to Peabody:	Chief Legal Officer Peabody Energy Corporation 701 Market Plaza St. Louis, Missouri 63101 Telephone: (314) 342-3400

	with a copy to:	Carl E. Black, Esq. Jones Day 901 Lakeside Avenue Cleveland, Ohio 44114 Telephone: (216) 586-3939

(c)	If to the UMWA:	General Counsel International Union, United Mine Workers of America 18354 Quantico Gateway Drive, Suite 200 Triangle, Virginia 22172

	with a copy to:	Frederick Perillo, Esq. The Previant Law Firm, s.c. 1555 N. River Center Drive, Suite 202 Milwaukee, Wisconsin 53212 Telephone: (414) 271-4500

[Remainder of Page Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Settlement Agreement to be executed and delivered as of the last date set forth below.

Patriot Coal Corporation, on behalf of itself and its Affiliates

By:	/s/ Joseph W. Bean
Name:	Joseph W. Bean
Title:	Senior Vice President - Law & Administration
Date:	October 24, 2013

Peabody Energy Corporation, on behalf of itself and its Affiliates

By:	/s/ Alexander C. Schoch
Name:	Alexander C. Schoch
Title:	Executive Vice President, Chief Legal Officer & Secretary
Date:	October 25, 2013

United Mine Workers of America, on behalf of itself

By:	/s/ Arthur Traynor
Name:	Arthur Traynor
Title:	Attorney
Date:	10/25/13

The UMWA Employees, by and through the United Mine Workers of America as their authorized representative

By:	/s/ Arthur Traynor
Name:	Arthur Traynor
Title:	Attorney
Date:	10/25/13

The UMWA Retirees, by and through the United Mine Workers of America as their authorized representative to the full extent permitted by section 1114 of the Bankruptcy Code

By:	/s/ Arthur Traynor
Name:	Arthur Traynor
Title:	Attorney
Date:	10/25/13

EXHIBIT A

Approval Order

UNITED STATES BANKRUPTCY COURT EASTERN DISTRICT OF MISSOURI EASTERN DIVISION

In re: PATRIOT COAL CORPORATION, et al., Debtors.1	Chapter 11 Case No. 12-51502-659 (Jointly Administered)

ORDER AUTHORIZING AND APPROVING PURSUANT TO 11 U.S.C. §§ 105(a),
363(b), 1113, AND 1114(e) AND FED. R. BANKR. P. 9019(a)
THE SETTLEMENT WITH PEABODY ENERGY CORPORATION, AND THE
UMWA, ON BEHALF OF ITSELF AND IN ITS CAPACITY AS AUTHORIZED
REPRESENTATIVE OF THE UMWA EMPLOYEES AND UMWA RETIREES

Upon the motion (the “Motion”)2 of Patriot Coal Corporation and its subsidiaries that are debtors and debtors in possession in these proceedings (collectively, the “Debtors”), for entry of an order pursuant to sections 105(a), 363(b), 1113 and 1114(e) of the Bankruptcy Code and Bankruptcy Rule 9019(a) approving a settlement among (i) Patriot; (ii) Peabody; (iii) the UMWA, on behalf of itself; (iv) the UMWA Employees, by and through the UMWA as their authorized representative; and (v) the UMWA Retirees, by and through the UMWA as their authorized representative to the full extent permitted under section 1114 of the Bankruptcy Code (together, the “Parties”), substantially in the form attached hereto as Exhibit A (the “Peabody Settlement”); and the Court having jurisdiction to consider the Motion and the relief requested therein

1 The Debtors are the entities listed on Schedule 1 attached to the Motion (as defined herein).  The employer tax identification numbers and addresses for each of the Debtors are set forth in the Debtors’ chapter 11 petitions.

2 Unless otherwise defined herein, each capitalized term shall have the meaning ascribed to such term in the Peabody Settlement (as defined herein).

pursuant to 28 U.S.C. § 1334; and consideration of the Motion and the requested relief being a core proceeding that the Bankruptcy Court can determine pursuant to 28 U.S.C. § 157(b); and venue being proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409; due and proper notice of the Motion having been provided in accordance with the Order Establishing Certain Notice, Case Management and Administrative Procedures entered on March 22, 2013 [ECF No. 3361], and a supplemental notice of the relief requested in the Motion substantially in the form attached to the Motion as Exhibit B having been sent by U.S. first class mail to the UMWA Employees and the Debtors’ UMWA-represented retirees, including all Attachment A Retirees, and any surviving spouse of such retirees, and it appearing that no other or further notice need be provided; the Court having reviewed the Motion; [and the Court having held a hearing with appearances of parties in interest noted in the transcript thereof (the “Hearing”)]; the relief requested in the Motion, including the releases and injunctions described therein, (i) being in the best interests of the Debtors and their respective estates and creditors, (ii) being essential to the implementation of the Debtors’ plan of reorganization and emergence from chapter 11 and (iii) allowing the Debtors to satisfy their obligations to the UMWA, the UMWA Employees and the UMWA Retirees pursuant to the UMWA Settlement; and the UMWA having the authority to enter into the Peabody Settlement on behalf of the UMWA Employees and UMWA Retirees as their authorized representative; and the Debtors having articulated good, sufficient and sound business justifications and compelling circumstances for the Peabody Settlement; the settlement and compromise reflected by the Peabody Settlement being the result of good faith, arm’s-length negotiations in which the Parties were represented by sophisticated legal and financial

2

advisors, and being fair, reasonable and equitable to all of the parties in interest; the Court having determined that the legal and factual bases set forth in the Motion [and at the Hearing] establish just cause for the relief granted herein; and upon all of the proceedings had before the Court and after due deliberation and sufficient cause appearing therefor, it is hereby3

ORDERED that the relief requested in the Motion is hereby granted in full as set forth herein; and it is further

ORDERED that any objection to the Motion and the Peabody Settlement is hereby overruled with prejudice; and it is further

ORDERED that pursuant to sections 105(a), 363(b), 1113 and 1114(e) of the Bankruptcy Code and Bankruptcy Rule 9019, the Peabody Settlement, substantially in the form attached hereto as Exhibit A, is approved in its entirety and all of its terms are incorporated herein by reference; and it is further

ORDERED that the failure to specifically include any particular provision of the Peabody Settlement in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Peabody Settlement be authorized and approved in its entirety; and it is further

ORDERED that the Peabody Settlement and this Order shall be binding upon Patriot, Peabody, the UMWA, the UMWA Employees, and the UMWA Retirees, individually and collectively, and each of the respective successors and assigns of the foregoing (including, with respect to the Debtors, any chapter 7 or chapter 11 trustee

3 Findings of fact that may be conclusions of law shall be treated as conclusions of law herein and vice versa.

3

hereinafter appointed or elected for any of the Debtors’ estates, an examiner appointed pursuant to section 1104 of the Bankruptcy Code or any other fiduciary appointed as a legal representative of the Debtors or with respect to the property of the Debtors’ estates) and shall inure to the benefit of the Parties and their respective successors and assigns; and it is further

ORDERED that none of the Debtors, the UMWA, the UMWA Employees, the UMWA Retirees or Peabody shall take any action that is inconsistent with the Peabody Settlement; and it is further

ORDERED that the Debtors are authorized to execute, deliver, implement, and fully perform any and all obligations, instruments, documents, and papers and to take any and all actions reasonably necessary or appropriate to consummate, complete, execute, and implement the Peabody Settlement and the relief granted in this Order, in accordance with the terms and conditions thereof; and it is further

ORDERED that, upon the occurrence of the effective date of the Peabody Settlement (the “Effective Date”), any obligations of Peabody under the NBCWA Liabilities Assumption Agreement and the Acknowledgment and Assent will be deemed satisfied in full and such agreements shall be terminated and of no further force and effect; and it is further

ORDERED that, upon the occurrence of the Effective Date, Patriot, the Debtors, each of their respective estates, and the Reorganized Debtors4 fully and forever release

4 “Reorganized Debtors” means, collectively, each of the Debtors, and any successor thereto, whether by merger, consolidation or otherwise, on and after the Plan Effective Date.

4

and shall be deemed to have fully and forever released the Peabody Released Parties from any and all Causes of Action5; and it is further

ORDERED that, the releases in the immediately preceding paragraph will not (x) waive or release any action, cause of action, grievance, suit, charge, demand, complaint or claim of any nature (“Claim”) (1) arising after the Effective Date under any agreement between Patriot and Peabody (A) entered into after the Petition Date, (B) previously assumed by the Debtors or (C) assumed by the Debtors pursuant to the terms of the Peabody Settlement, including without limitation, with respect to (i) any indemnification or related liability of any Peabody Released Party, or (ii) any express agreement, covenant or obligation of any Peabody Released Party contained therein; or (2) arising after the Petition Date but prior to the Effective Date with respect to Ordinary Course Adjustments or on account of obligations arising in the ordinary course of business between Peabody and Patriot under, and relating to the specific subject matter covered by, agreements between them; or (y) impact, impair or in any way limit any defenses that Patriot may have with respect to any Claims described in Section 9.7.2 of the Peabody Settlement; and it is further

5 “Causes of Action” means, without limitation, any and all, actions, proceedings, causes of action, controversies, liabilities, obligations, rights, rights of set-off, recoupment rights, suits, damages, judgments, accounts, defenses, offsets, powers, privileges, licenses, franchises, claims (as defined in section 101(5) of the Bankruptcy Code and including alter-ego claims and claims under chapter 5 of the Bankruptcy Code as well as any claims or rights created pursuant to sections 301 and 541 of the Bankruptcy Code upon the commencement of the above-captioned chapter 11 cases), counterclaims, cross-claims, affirmative defenses and demands of any kind or character whatsoever, whether known or unknown, asserted or unasserted, reduced to judgment or otherwise, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, assertable directly or derivatively, existing or hereafter arising, in contract or in tort, in law, in equity or otherwise in any court, tribunal, forum or proceeding, under any local, state, federal, foreign, statutory, regulatory or other law or rule, based in whole or in part upon any act or omission or other event occurring prior to July 9, 2012 or during the course of the Chapter 11 Cases, including through the Effective Date, in all cases other than those arising in connection with the enforcement of the Peabody Settlement or as otherwise set forth in the Peabody Settlement, which are not released and are expressly preserved.

5

ORDERED that, upon the occurrence of the Effective Date, the UMWA, on behalf of itself, the UMWA Employees, by and through the UMWA as their authorized representative, and the UMWA Retirees, by and through the UMWA as their authorized representative, fully and forever release and shall be deemed to have fully and forever released any Causes of Action that they might have against the Peabody Released Parties (the “UMWA Released Causes of Action”), provided, however, that the UMWA, the UMWA Employees and the UMWA Retirees do not release, and expressly preserve, any claims or causes of action arising out of or related to (a) any direct employment relationship between Peabody Western Coal Company, Big Sky Coal Company, Seneca Coal Company, LLC, and Big Ridge, Inc. and individuals belonging to, or represented by, the UMWA; or (b) the pending dispute between United Mine Workers of America, District 12 and Peabody Holding Company, LLC and Black Beauty Coal Company (n/k/a Peabody Midwest Mining, LLC) relating to the Memorandum of Understanding Regarding Job Opportunities effective January 1, 2007 between the UMWA and Peabody Coal Company, LLC, n/k/a Heritage Coal Company LLC (collectively, the “UMWA Reserved Causes of Action”); and it is further

ORDERED that, for the avoidance of doubt, nothing in the Peabody Settlement or this Order shall release or otherwise affect any claims or causes of action of the UMWA or the UMWA Retirees with respect to the obligation of the Aluminum Company of America to pay retiree healthcare benefits with respect to UMWA Retirees of the Squaw Creek Coal Company; and it is further

ORDERED that, upon the occurrence of the Effective Date, Peabody (i) fully and forever releases and shall be deemed to have fully and forever released the Patriot

6

Released Parties from any and all Causes of Action, and (ii) irrevocably withdraws and shall be deemed to have withdrawn irrevocably any and all proofs of claim filed against the Debtors in the Chapter 11 Cases, and, upon the Effective Date, the Debtors’ claims agent and the Clerk of the Court are authorized and directed to amend the Debtors’ claims register accordingly; and it is further

ORDERED that, the release and withdrawal in the immediately preceding paragraph will not (x) waive or release any Claim (1) arising after the Effective Date under any agreement between Peabody and Patriot (A) entered into after the Petition Date, (B) previously assumed by the Debtors or (C) assumed by the Debtors pursuant to the terms of the Peabody Settlement, including without limitation, with respect to (i) any indemnification or related liability of any Patriot Released Party, or (ii) any express agreement, covenant or obligation of any Patriot Released Party contained therein; or (2) arising after the Petition Date but prior to the Effective Date with respect to Ordinary Course Adjustments or on account of obligations arising in the ordinary course of business between Peabody and Patriot under, and relating to the specific subject matter covered by, agreements between them; or (y) impact, impair or in any way limit any defenses that Peabody may have with respect to any Claims described in Section 9.1.2 of the Peabody Settlement; and it is further

ORDERED that, upon the occurrence of the Effective Date, Peabody fully and forever releases and shall be deemed to have fully and forever released any and all Causes of Action it or its officers or directors may have against the UMWA Released Parties, including, but not limited to, any Causes of Action relating to the UMWA corporate campaign, picketing, handbilling, bannering and other forms of organized

7

activities directed against Peabody, its officers or directors, provided, however, that Peabody does not release, and expressly preserves, any claims or Causes of Action arising out of or related to (a) any direct employment relationship between Peabody Western Coal Company, Big Sky Coal Company, Seneca Coal Company, LLC, and Big Ridge, Inc. and individuals belonging to, or represented by, the UMWA; or (b) the pending dispute between United Mine Workers of America, District 12 and Peabody Holding Company, LLC and Black Beauty Coal Company (n/k/a Peabody Midwest Mining, LLC) relating to the Memorandum of Understanding Regarding Job Opportunities effective January 1, 2007 between the UMWA and Peabody Coal Company, LLC, n/k/a Heritage Coal Company LLC; and it is further

ORDERED that, upon the occurrence of the Effective Date, all persons and entities who have held, hold or may hold claims, interests or Causes of Action against the Debtors are hereby permanently barred, enjoined, and restrained from pursuing, commencing or continuing in this Court, in any federal or state court, or in any other court, tribunal, arbitration proceeding, administrative agency, or other forum in the United States or elsewhere, in any manner, any action or other proceeding against the Peabody Released Parties on account of any Causes of Action of the Debtors that are released by the Debtors pursuant to this Order and the Peabody Settlement; and it is further

ORDERED that, upon the occurrence of the Effective Date, in recognition of the good and valuable consideration that Peabody is obligated to provide for the benefit of the UMWA Employees and UMWA Retirees, and the fact that such consideration is essential to the Debtors’ reorganization, the UMWA, the UMWA Employees, and the

8

UMWA Retirees are each hereby permanently barred, enjoined, and restrained from pursuing, commencing or continuing in this Court, in any federal or state court, or in any other court, tribunal, arbitration proceeding, administrative agency, or other forum in the United States or elsewhere, in any manner, any action or other proceeding on account of any UMWA Released Causes of Action against the Peabody Released Parties, including without limitation any Causes of Action under the Acknowledgment and Assent or ERISA or in any way relating to any benefit plan, Collective Bargaining Agreement or Retiree Benefits, provided, however that, for the avoidance of doubt, this paragraph shall not apply to any UMWA Reserved Causes of Action; and it is further

ORDERED that no payment or other obligation of Peabody set forth in the Peabody Settlement shall be delayed, reduced, offset, recouped or withheld based on any claim, allegation or contract between Patriot and Peabody, other than claims or allegations that arise under the terms of the Peabody Settlement; provided, however, that this paragraph shall not limit any rights that Peabody or Patriot may have to delay, reduce, offset, recoup or withhold payments or obligations owing to the other under any agreements being assumed in connection with the Peabody Settlement; and it is further

ORDERED that nothing in this Order or in the Peabody Settlement is to be construed as (i) releasing, discharging, precluding, waiving, or enjoining Peabody’s or any third party’s liability to the UMWA 1974 Pension Plan, the UMWA 1992 Benefit Plan, the UMWA Combined Benefit Fund, the UMWA 2012 Retiree Bonus Account Trust or the UMWA 1993 Benefit Plan (collectively, the “UMWA Plans”), if any, on account of any claim by or on behalf of the UMWA Plans; or (ii) affecting the rights and defenses of any party with respect to any such alleged right or claim.  It being understood

9

that this provision shall not apply with respect to any Causes of Action of the Debtors or the Reorganized Debtors against Peabody that are released hereunder; and it is further

ORDERED that the Peabody Settlement, the fact of its existence, any documents related thereto, and this Order shall in no event be deemed a presumption, concession, or admission by any Party of (i) any fault, liability or wrongdoing as to any facts, claims or contentions that have been or might be alleged or asserted in connection with the various disputes that are the subject of the Peabody Settlement and the released Causes of Action or (ii) any infirmity in the claims or defenses that any Party could have asserted in any other action or proceeding, whether civil, criminal or administrative, provided, however that this provision shall not apply with respect to the enforcement of the Peabody Settlement or this Order; and it is further

ORDERED that nothing contained in the Peabody Settlement, including Peabody’s payment obligations or credit support obligations thereunder, or in this Order  shall create any third party beneficiary rights in any Person, it being understood that the UMWA, the UMWA Employees, and the UMWA Retirees as Parties to the Peabody Settlement shall not be considered third party beneficiaries for the purposes of this provision; and it is further

ORDERED that Peabody’s entry into the Peabody Settlement shall not make Peabody a party to any collective bargaining agreement with the UMWA, the UMWA Employees or the UMWA Retirees or create any collective bargaining relationship between Peabody and the UMWA, the UMWA Employees or the UMWA Retirees for any purpose under the National Labor Relations Act, the Labor Management Relations Act or any other labor and employment laws; and it is further

10

ORDERED that entry into the Peabody Settlement by the Debtors and the performance and fulfillment of their obligations thereunder does not constitute the solicitation of a vote on a plan of reorganization, does not violate any law, including the Bankruptcy Code, and does not give rise to any claim or remedy against any of the Debtors; and its further

ORDERED that the effect of this Order shall survive the conversion, dismissal and/or closing of these Chapter 11 Cases, appointment of a chapter 11 trustee, confirmation of a plan of reorganization and/or the substantive consolidation of these Chapter 11 Cases with any other case or cases; and it is further

ORDERED that proper, timely, adequate and sufficient notice of the Motion has been provided, and no other or further notice of the Motion or the entry of this Order shall be required; and it is further

ORDERED that, in the event the Effective Date does not occur by March 31, 2014, or the Peabody Settlement otherwise terminates in accordance with its terms, then, with the exception of Section 7.4 thereof, the Peabody Settlement shall be void ab initio and the Parties shall revert to their respective positions on the date immediately prior to the Execution Date, and in such event the Parties shall not rely on the Peabody Settlement, any of the negotiations that resulted in the Peabody Settlement, or any objections filed with respect to the Peabody Settlement, in any further proceedings in connection with the matters that are being settled in connection with the Peabody Settlement; and it is further

ORDERED that this Court shall retain exclusive jurisdiction with respect to all matters arising from or related to the implementation of this Order; and it is further

11

ORDERED that to the extent of any conflict between the terms of this Order and any chapter 11 plan confirmed in the Chapter 11 Cases or any other order of this Court, the terms of this Order shall control; and it is further

ORDERED that, notwithstanding the possible applicability of Bankruptcy Rules 4001(d), 6004(h), 7062, 9014, or otherwise, the terms and conditions of this Order shall be immediately effective and enforceable upon its entry.

Dated: _________________, 2013
St. Louis, Missouri

THE HONORABLE KATHY SURRATT-STATES CHIEF UNITED STATES BANKRUPTCY JUDGE

Order prepared by:
Marshall S. Huebner
Elliot Moskowitz
Brian M. Resnick
Michelle M. McGreal
DAVIS POLK & WARDWELL LLP
450 Lexington Avenue
New York, New York  10017

12

EXHIBIT B

List of Existing LCs

	CURRENT PATRIOT OBLIGATIONS SUPPORTED BY LETTERS OF CREDIT
	September 19, 2013

LC Number	Issuing Bank	Beneficiary	Current Balance	Type	Peabody To Replace

18108228-00-000	PNC Bank	Western Surety C.N.A.	$8,362,494.00	surety	$694,435.50
18108230-00-000	PNC Bank	ILL Workers Comp	$8,495,602.50	worker comp	$8,495,602.50
CIS407373	Fifth Third Bk	UMWA 1992 Benefit Plan	$51,593,121.00	retiree health	$41,525,000.00
68053236	BofA	Clerk of Ct, US Dist Ct for	$28,500,000.00	Reclamation	$28,500,000.00

63665782	Citicorp	Travelers	$17,628,605.00	reclamation	$17,628,605.00
SB-01801	Barclays	National Union(Chartis)	$4,775,000.00	insurance	$4,775,000.00
SB-01813	Barclays	Caterpillar Financial	$563,513.00	leasing	$563,513.00
63666905	Citicorp	Westchester Fire	$146,680.00	reclamation	$146,680.00
SB-01812	Barclays	First Surety	$255,400.00	reclamation	$255,400.00
68089891	BofA	Bond Safeguard	$1,700,000.00	reclamation	$1,700,000.00
SB01844	Barclays	Commonwealth of PA	$6,140,998.00	reclamation	$6,140,998.00
63667407	Citicorp	Commonwealth of PA	$11,007,818.00	reclamation	$11,007,818.00
63668701	Citicorp	Ins Commissioner of WV	$5,091,948.00	worker comp	$5,091,948.00

		Total LC's	$144,261,179.50		$126,525,000.00
		Plus Replacement of Federal Black Lung Cash Collateral of $15,000,000			$141,525,000.00

EXHIBIT C

Form of Amendment to the DTA Agreement

AMENDMENT NO. 1 TO
COAL TERMINALING AGREEMENT

This Amendment No. 1 to Coal Terminaling Agreement (the “Amendment”) is made on this ____ day of  _______________, 2013 (the “Amendment Effective Date”), by and among Peabody Terminals, LLC, a Delaware limited liability company (“PTI”); James River Coal Terminal, LLC, a Delaware limited liability company (“James River,” and together with PTI, “TSP”); and Patriot Coal Sales LLC, a Delaware limited liability company (“Customer”).

Recitals

A.           TSP and Customer entered into that certain Coal Terminaling Agreement made effective as of May 3, 2011 (as it may be previously amended, the “Agreement”).

B.           The ultimate parent companies of TSP and Customer entered into that certain Settlement Agreement dated October 24, 2013 (the “Settlement Agreement”), pursuant to which TSP and Customer are entering into this Amendment.

C.           The parties now desire to amend the Agreement as set forth below.

Agreement

The parties hereby agree to amend the Agreement as follows:

1.	The parties hereby delete Section 1.1 of the Agreement in its entirety and replace it with the following:

“Term.  The “Term” of this Agreement shall commence on January 1, 2013 (“Commencement Date”) and run through and including March 31, 2016, unless otherwise extended or earlier terminated in accordance with the terms of this Agreement.”

2.	The parties hereby delete Section 4.1 of the Agreement in its entirety and replace it with the following:

“Terminaling Charges.  Payment for the Terminaling Services to be provided hereunder shall be on a per net ton basis and shall be based upon established weights calculated in accordance with Section 1.3.  From the Commencement Date through the end of the Term, Customer shall pay Five Dollars and Fifty Cents ($5.50) per net ton of Customer’s Coal loaded onto vessels for Terminaling Services, subject to offset or adjustment as provided in Section 6.1 of the Settlement Agreement (“Terminaling Charges”).”

3.
The parties hereby amend Section 4.2(a) of the Agreement by deleting “Customer shall pay TSP $5.50 per net ton” and replacing it with “Customer shall pay TSP $5.50 per net ton, subject to offset or adjustment as provided in Section 6.1 of the Settlement Agreement.”

4.	All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

5.	All other terms and conditions of the Agreement not amended hereby shall remain in full force and effect.

[Remainder of Page Intentionally Blank; Signature Page Follows.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the day and year first written above.

PEABODY TERMINALS, LLC	PATRIOT COAL SALES LLC

By:	By:

Name:	Name:

Title:	Title:

JAMES RIVER COAL TERMINAL, LLC

By:

Name:

Title:

EXHIBIT D

Form of Amendment to the Elkland Transloading Agreement

AMENDMENT NO. 1 TO
SECOND AMENDED AND RESTATED TRANSLOADING AGREEMENT

This Amendment No. 1 to the Second Amended and Restated Transloading Agreement (the “Amendment”) is made on this   day of  , 2013, by and between Eastern Associated Coal, LLC, a West Virginia limited liability company (“EAC”), and Elkland Holdings, LLC, a Delaware limited liability company (“Customer”).

Recitals

A.           EAC and Customer entered into that certain Second Amended and Restated Transloading Agreement dated December 22, 2011 (as it may be previously amended, the “Agreement”).

B.           The ultimate parent companies of EAC and Customer entered into that certain Settlement Agreement dated October 24, 2013, pursuant to which EAC and Customer are entering into this Amendment.

C.           The parties now desire to amend the Agreement as set forth below.

Agreement

The parties hereby agree to amend the Agreement as follows:

1.
The parties hereby delete the phrase “two sentences” in the third sentence of Section 10.5 of the Agreement and replace it with the phrase “three sentences.”  Further, the parties hereby insert a new sentence into Section 10.5 of the Agreement.  Such new sentence shall be inserted between the second and third sentences of Section 10.5 and shall read as follows:

“Notwithstanding the previous two sentences, Customer may assign or otherwise transfer, in whole or in part, by operation of law or otherwise, whether by transfer of stock, membership unit or other ownership interest in Customer or otherwise (collectively, “Transfer”) , this Agreement without the prior written consent of EAC; provided, however, that (a) such Transfer is to a prudent operator; (b) Customer provides written notice to EAC of such Transfer; and (c) Customer may make only one such Transfer without the prior written consent of EAC, and all subsequent Transfers by Customer or its assigns shall require such prior written consent of EAC, which prior written consent shall not be unreasonably withheld.”

2.	All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

3.	All other terms and conditions of the Agreement not amended hereby shall remain in full force and effect.

[Remainder of Page Intentionally Blank; Signature Page Follows.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the day and year first written above.

EASTERN ASSOCIATED COAL, LLC	ELKLAND HOLDINGS, LLC

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT E

Form of Amendment to the December 28 Letter Agreement

AMENDMENT NO.1 TO
LETTER AGREEMENT DATED DECEMBER 28, 2011

This Amendment No. 1 to Letter Agreement dated December 28, 2011 (the “Amendment”) is made on this ___ day of  , 2013, by and among Peabody Energy Corporation, a Delaware corporation (“PEC”); Peabody Holding Company, LLC, a Delaware limited liability company (“PHC”); and Patriot Coal Corporation, a Delaware corporation (“Patriot”).

Recitals

A.           The parties hereto entered into that certain Letter Agreement dated December 28, 2011, the subject line of which reads “Coal Act Security Obligation and Fees and Squaw Creek Liabilities” (the “Agreement”).

B.           PEC and Patriot entered into that certain Settlement Agreement dated  October 24, 2013 (the “Settlement Agreement”), pursuant to which, among other things,  (a) that certain NBCWA Individual Employer Plan Liabilities Assumption Agreement dated October 22, 2007, by and among Patriot, Peabody Coal Company, LLC, n/k/a Heritage Coal Company LLC, PHC and PEC will be terminated on the Effective Date (as defined in the Settlement Agreement) of the Settlement Agreement; (b) PEC agreed to replace a letter of credit in the face value of $41.525 million currently posted by Patriot in support of its obligations under the Coal Industry Retiree Health Benefits Act of 1992; and (c) the parties hereto are entering into this Amendment.

C.           The parties now desire to amend the Agreement as set forth below.

Agreement

The parties hereby agree to amend the Agreement as follows:

1.
Notwithstanding anything to the contrary in the Agreement, as of the Effective Date of the Settlement Agreement, neither Patriot nor PEC nor PHC shall have further obligations with respect to the Required Security under the terms of the Agreement.

2.
The parties further agree to modify their obligations under the Agreement with respect to the Squaw Creek Issue as follows:  With respect to PHC Obligations under the NBCWA Agreement, the parties acknowledge and agree that such PHC Obligations shall be limited to claims incurred through and including December 31, 2013.  Accordingly, the Patriot reimbursement obligations set forth in Section 3 of the section of the Agreement entitled “Squaw Creek Issue” in connection with PHC Obligations under the NBCWA Agreement shall be limited to amounts collected from Alcoa with respect to such claims.

3.
For the avoidance of doubt, the parties make no changes with respect to PHC Obligations under the CALAA or the Patriot reimbursement obligations set forth in Section 3 of the section of the Agreement entitled “Squaw Creek Issue” in connection with PHC Obligations under the CALAA.

4.	All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

5.	All other terms and conditions of the Agreement not amended hereby shall remain in full force and effect.

[Remainder of Page Intentionally Blank; Signature Page Follows.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the day and year first written above.

PEABODY HOLDING COMPANY, LLC	PATRIOT COAL CORPORATION

By:	By:

Name:	Name:

Title:	Title:

PEABODY ENERGY CORPORATION

By:

Name:

Title:

EXHIBIT F

Form of Amendment to the Administrative Services Agreement

AMENDMENT NO. 1 TO
ADMINISTRATIVE SERVICES AGREEMENT

This Amendment No. 1 to Administrative Services Agreement (the “Amendment”) is made on this ___ day of   ________________, 2013, by and among Peabody Holding Company, LLC, a Delaware limited liability company (“PHC”), Patriot Coal Corporation, a Delaware corporation (“Patriot”) and solely with respect to its obligations under Section 11 of the “Agreement,” as defined below, Peabody Energy Corporation, a Delaware corporation (“PEC”).

Recitals

A.           Patriot, PHC and PEC entered into that certain Administrative Services Agreement dated October 22, 2007 (as amended by that certain Letter Agreement dated October 22, 2007, the “Agreement”).

B.           PEC and Patriot entered into that certain Settlement Agreement dated October [23], 2013, pursuant to which, among other things, (a) that certain NBCWA Liabilities Assumption Agreement dated October 22, 2007 by and among Patriot, Peabody Coal Company, LLC, n/k/a Heritage Coal Company LLC, PHC and PEC will be terminated; and (b) the parties hereto are entering into this Amendment.

C.           The parties now desire to amend the Agreement as set forth below.

Agreement

The parties hereby agree to amend the Agreement as follows:

1.	The parties hereby insert a new recital in between the final recital and the paragraph beginning “NOW, THEREFORE,” as follows:

“WHEREAS, PHC, PEC and Patriot have agreed to terminate the NBCWA LAA such that PHC’s payment obligations thereunder shall be limited to claims incurred through and including December 31, 2013.”

2.
The parties hereby amend Section 1(g) of the Agreement by inserting the words “it being understood and agreed that NBCWA Individual Employer Plan Liabilities shall not include any such liabilities with respect to claims incurred after December 31, 2013.”

3.
The parties hereby amend Section 2 of the Agreement by inserting, at the conclusion of the first sentence of Section 2, the following proviso:  “provided, however, that Patriot shall have no obligation to provide such services with respect to the NBCWA LAA for claims incurred after December 31, 2013.”

4.
A schedule entitled “ADMINISTRATIVE SERVICES AGREEMENT – SERVICES” is attached to the Agreement and defines the services to be provided by Patriot to PHC under the Agreement and the Fair Market Value of such services to be paid on a monthly basis by PHC to Patriot.  Effective as of February 1, 2014, the schedule attached hereto as Attachment 1 shall replace such schedule.

5.	All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

6.	All other terms and conditions of the Agreement not amended hereby shall remain in full force and effect.

[Remainder of Page Intentionally Blank; Signature Page Follows.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the day and year first written above.

PEABODY HOLDING COMPANY, LLC	PATRIOT COAL CORPORATION

By:	By:

Name:	Name:

Title:	Title:

Solely for purposes of Section 11 of the Agreement, as amended by this Amendment:
PEABODY ENERGY CORPORATION

By:

Name:

Title:

2

ATTACHMENT 1

ADMINISTRATIVE SERVICES AGREEMENT – SERVICES

Administrative Services Agreement – Services
	Service Description	Service Detail	Average FTE	Monthly FTE Fair Market Value	Monthly Fair Market Value of Service
1.	HR call center	Handle phone calls from retirees and resolve related issues.	0.75	$11,000.00	$8,250.00
2.	Management of cost containment initiatives	Manage cost containment initiatives as defined in this Agreement, as amended by any side letter relation hereto (including without limitation medical and prescription drug initiatives).	0.08	$11,000.00	$880.00
3.	Administration of Medicare Part D program	Administer Medicare Part D program.	0.08	$11,000.00	$880.00
4.	Communication	Provide communications to retirees as needed about changes in benefit providers and cost containment initiatives.	0.08	$11,000.00	$880.00
5.	Vendor management	Manage vendor relationships and coordinate vendor activities.	0.08	$11,000.00	$880.00
6.	Eligibility	Manage eligibility for all retirees for which PHC has agreed to provide funding, including: Performing annual eligibility verifications; SSN verification for dependents; age 65 notification; income limitation for Coal Act; and Coal Act surviving spouse marital status check.	0.35	$11,000.00	$3,850.00
7.	Vendor paid claims reconciliation and invoicing	Verify and reconcile the paid claims data prepared by each third party to wire transfers made during each paid claim cycle. Invoice PHC for prescription drug claims.	0.15	$11,000.00	$1,650.00
8.	Monthly management reporting detail	Provide a monthly report within ten business days following the end of each month that describes by medical service and prescription drug the total paid claims and the number of primary beneficiaries apportioned between salaried and represented employees.	0.08	$11,000.00	$880.00
9.	Assistance with actuaries’ FAS 106 data analysis	Provide information and data to support PHC’s FAS 106 valuation, including quarterly and annual data.	0.08	$11,000.00	$880.00
			1.44	$11,000.00	$19,030.00

NOTES
•	Specific metrics to determine whether each service has been performed in accordance with the terms of the Agreement will be mutually determined by the parties in good faith.

EXHIBIT G

Non-Exclusive List of Agreements to be
Assumed by the Debtors Pursuant to the Patriot Plan

•	Separation Agreement, Plan of Reorganization and Distribution, by and between Peabody Energy Corporation and Patriot Coal Corporation, dated October 22, 2007

•	Employee Matters Agreement, by and between Peabody Energy Corporation and Patriot Coal Corporation, dated October 22, 2007

•	Tax Separation Agreement, by and between Peabody Energy Corporation and Patriot Coal Corporation, dated October 22, 2007

•	Master Equipment Sublease, by and between PEC Equipment Company, LLC and Patriot Leasing Company LLC, dated October 22, 2007

•	Administrative Services Agreement, by and between Peabody Holding Company, LLC and Patriot Coal Corporation, dated October 22, 2007

•	NBCWA Individual Employer Plan Liabilities Assumption Agreement, by and between Peabody Holding Company, LLC and Patriot Coal Corporation, dated October 22, 2007

•	Salaried Employee Liabilities Assumption Agreement, by and between Peabody Holding Company, LLC and Patriot Coal Corporation, dated October 22, 2007

•	Section 9711 Coal Act Liabilities Assumption Agreement, by and between Peabody Holding Company, LLC and Patriot Coal Corporation, dated October 22, 2007

•	Common Interest Agreement, by and between Peabody Energy Corporation and certain of its affiliates and Patriot Coal Corporation and certain of its affiliates, dated October 22, 2007

•
Respective Rights Agreement, by and between Coaltrade, LLC, Cook Mountain Coal Company, Eastern Associated Coal Corp., Pine Ride Coal Company, Patriot Coal Corporation, and Peabody Energy Corporation, dated October 22, 2007

•
Cooperation Agreement and Ratification of Assignment of Overriding Royalty Interest Payment Obligations to Tampa Electric Company – Henderson Reserves, by and between Peabody Coal Company, LLC, Highland Mining Company, LLC and Midwest Coal Reserves of Kentucky, LLC, dated October 22, 2007

•	Agreement, by and between Coaltrade LLC and HCR Holding, LLC, dated October 22, 2007

•	Software License Agreement, by and between Peabody Energy Corporation and Patriot Coal Corporation, dated October 22, 2007

•	Patent License Agreement, by and between Peabody Energy Corporation and Patriot Coal Corporation, dated October 22, 2007

•	Trademark Assignment, by and between Peabody Coal Company, LLC and Peabody Energy Corporation, dated October 24, 2007

•	Patent Assignment, by and between Eastern Associated Coal, LLC and Peabody Energy Corporation, dated October 24, 2007

•	Patent Assignment, by and between Peabody Coal Company, LLC and Peabody Energy Corporation, dated October 24, 2007

•
Conveyance and Assumption Agreement, by and between PEC Equipment Company, LLC, Central States Coal Reserves of Indiana, LLC, Central States Coal Reserves of Illinois, LLC, Cyprus Creek Land Company and Peabody Coal Company, dated October 22, 2007

•	Settlement and Release Agreement dated September 2, 2008, by and between Peabody Energy Corporation and Patriot Coal Corporation

•	Letter Agreement, dated December 28, 2011, by and between Peabody Energy Corporation, Peabody Holding Company, LLC and Patriot Coal Corporation

Agreements Already Assumed by the Debtors during the Chapter 11 Cases

•
Throughput and Storage Agreement, dated October 22, 2007, by and among Peabody Terminals, LLC, James River Coal Terminal, LLC and Patriot Coal Sales LLC, as amended on January 1, 2010, September 30, 2010, and May 3, 2011

•	Coal Terminaling Agreement dated May 3, 2011, by and between Peabody Terminals, LLC and James River Coal Terminal, LLC, and Patriot Coal Sales LLC

•	Second Amended and Restated Transloading Agreement dated December 22, 2011, by and among Eastern Associated Coal, LLC and Elkland Holdings, LLC

•	Amended and Restated Road Use Agreement dated January 1, 2011, by and between Eastern Associated Coal, LLC and Elkland Holdings, LLC

•	Amended and Restated Road Use Agreement dated January 1, 2011, by and between Pine Ridge Coal Company, LLC and Elkland Holdings, LLC

•	Coal Washing Agreement dated May 3, 2011, by and between Eastern Associated Coal, LLC and Elkland Holdings, LLC

•	Transaction Confirmation dated November 16, 2011, between Patriot Coal Sales LLC and Peabody COALTRADE, LLC, with a trade date of November 10, 2011